Exhibit 10.3

MEZZANINE TERM LOAN AND SECURITY AGREEMENT

by and among

OXFORD FINANCE LLC,

As Agent

THE LENDERS PARTY HERETO FROM TIME TO TIME

and

SUMMIT GEORGIA HOLDINGS, LLC

As Borrower

Dated as of December 30, 2021

TABLE OF CONTENTS

Page

1.	DEFINITIONS	1
1.1.	General Terms	1
1.2.	Accounting Terms	22
1.3.	Others Defined in Code	23
1.4.	Other Interpretive Provisions	23
1.5.	Rates	23
2.	LOAN	24
2.1.	Promissory Notes Evidencing Loan	24
2.2.	Loan	24
2.3.	Provisions Regarding Loan; Repayment Upon Termination	24
2.4.	Cash Control	24
2.5.	Source of Payment, Deposit Accounts	24
3.	INTEREST, FEES AND EXPENSES	25
3.1.	Interest on Loan	25
3.2.	Default Interest Rate	25
3.3.	Computation of Interest	25
3.4.	Monthly Fee	25
3.5.	Yield Maintenance Premium	25
3.6.	Excess Cash Fees	26
3.7.	Capital Adequacy	26
3.8.	Taxes	26
3.9.	Obligations Absolute	28
3.10.	Finance Fee	28
3.11.	Unavailability of LIBOR Rate	28
3.12.	Limitation on Charges	28
3.13.	Late Charge	28
4.	ATTORNEY-IN-FACT	28
5.	CONDITIONS OF THE LOAN	29
6.	COLLATERAL	32
6.1.	Security Interest	32
6.2.	Preservation of Collateral and Perfection of Security Interests Therein	33
6.3.	Loss of Value of Collateral	33
6.4.	Right to File Financing Statements	33

i

6.5.	Third Party Agreements	33
6.6.	All Advances One Obligation	33
6.7.	Commercial Tort Claims	33
7.	REPRESENTATIONS AND WARRANTIES	34
7.1.	Existence	34
7.2.	Authority	34
7.3.	Binding Effect	34
7.4.	Financial Data	34
7.5.	Collateral	34
7.6.	Solvency	35
7.7.	Principal Place of Business; State of Formation	35
7.8.	Other Names	35
7.9.	Tax Liabilities	35
7.10.	Loans	35
7.11.	Margin Securities	35
7.12.	Subsidiaries	35
7.13.	Litigation and Proceedings	35
7.14.	Other Agreements	35
7.15.	Compliance with Laws and Regulations	36
7.16.	Intellectual Property	36
7.17.	Environmental Matters	36
7.18.	Disclosure	37
7.19.	Pension Related Matters	37
7.20.	Perfected Security Interests	37
7.21.	Real Estate	37
7.22.	Ownership; Capitalization	38
7.23.	Broker’s Fees	38
7.24.	Investment Company Act	38
7.25.	Business of Borrower	38
7.26.	Offenses and Penalties Under the Medicare or Medicaid Programs	38
7.27.	Medicaid/Medicare	39
7.28.	Labor Matters	39
7.29.	USA Patriot Act; Absence of Foreign or Enemy Status	39
7.30.	Beneficial Ownership Certification	39
7.31.	Closing Date Acquisition	40

8.	AFFIRMATIVE COVENANTS	41
8.1.	Reports, Certificates and Other Information	41
8.2.	Inspection; Audit Fees	44
8.3.	Conduct of Business	45
8.4.	Claims and Taxes	45
8.5.	State of Formation	45
8.6.	Liability Insurance	46
8.7.	Property Insurance	46
8.8.	Environmental	46
8.9.	Reserved	47
8.10.	Intellectual Property	47
8.11.	Change of Location; Etc.	47
8.12.	Health Care Related Matters	47
8.13.	US Patriot Act	47
8.14.	Further Assurances	48
8.15.	Single Purpose Entity Provisions	48
8.16.	Operation and Maintenance Plans	49
9.	NEGATIVE COVENANTS	49
9.1.	Encumbrances	49
9.2.	Indebtedness	49
9.3.	Consolidations, Mergers or Acquisitions	49
9.4.	Investments or Loans	50
9.5.	Guarantees	50
9.6.	Disposal of Property	50
9.7.	Use of Proceeds	50
9.8.	Loans to Officers; No Consulting and Management Fees	50
9.9.	Distributions and Equity Redemptions	51
9.10.	Intentionally Omitted	51
9.11.	Transactions with Affiliates	51
9.12.	Financial Ratios	51
9.13.	Change in Nature of Business	52
9.14.	Other Agreements	52
9.15.	Lock Box Accounts	52
9.16.	State of Formation and Name	52
9.17.	Environmental	52

9.18.	Real Estate Lease and Management Agreement	52
9.19.	Fiscal Year	53
9.20.	Tax Election	53
9.21.	Certain Amendments or Waivers	53
10.	DEFAULT, RIGHTS AND REMEDIES OF THE LENDER	53
10.1.	Event of Default	53
10.2.	Acceleration	56
10.3.	Rights and Remedies Generally	56
10.4.	Entry Upon Premises and Access to Information	57
10.5.	Sale or Other Disposition of Collateral by the Agent	57
10.6.	Waiver of Demand	58
10.7.	Waiver of Notice	58
10.8.	Credit Bidding	58
11.	THE AGENT.	59
11.1.	Appointment and Authorization	59
11.2.	Delegation of Duties	59
11.3.	Exculpation of Agent	59
11.4.	Reliance by Agent	60
11.5.	Notice of Default	60
11.6.	Credit Decisions	60
11.7.	Indemnification	61
11.8.	Agent in Individual Capacity	61
11.9.	Successor Agent	61
11.10.	Collateral Matters	62
11.11.	Restriction on Actions by Lenders	62
11.12.	Agent May File Proofs of Claim	63
11.13.	Other Agents; Arrangers and Managers	63
11.14.	Payments Sent in Error	64
11.15.	Certain ERISA Matters	66
12.	MISCELLANEOUS	66
12.1.	Waivers; Amendment	66
12.2.	Costs and Attorneys’ Fees	68
12.3.	Expenditures by the Agent	69
12.4.	Custody and Preservation of Collateral	69
12.5.	Reliance by the Agent and Lenders	69

12.6.	Reserved	69
12.7.	Severability; Construction	69
12.8.	Application of Payments	69
12.9.	Marshalling; Payments Set Aside	70
12.10.	Sections and Titles; UCC Termination Statements	70
12.11.	Continuing Effect; Inconsistency	70
12.12.	Notices	70
12.13.	Equitable Relief	72
12.14.	Entire Agreement	72
12.15.	Assignments; Participations	72
12.15.1.	Assignments	72
12.15.2.	Participations	73
12.15.3.	Register	74
12.16.	Indemnity	74
12.17.	Representations and Warranties	75
12.18.	Counterparts; Electronic Signatures	75
12.19.	Limitations of Liability of Agent and each Lender	76
12.20.	Borrower Authorizing Accounting Firm	76
12.21.	Confidentiality	76
12.22.	Customer Identification - USA Patriot Act Notice; Compliance with Anti-Terrorism Orders	77
12.23.	SUBMISSION TO JURISDICTION; WAIVER OF VENUE	77
12.24.	GOVERNING LAW	78
12.25.	JURY TRIAL	78
12.26.	Acknowledgement and Consent to Bail-in of Affected Financial Institutions	79

SCHEDULES

Schedule 3.6	Property Cost Basis
Schedule 7.15	Licensed Bed Capacity
Schedule 7.22	Capitalization

v

MEZZANINE TERM LOAN AND SECURITY AGREEMENT

This MEZZANINE TERM LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of December 30, 2021, is made by and among SUMMIT GEORGIA HOLDINGS, LLC, a California limited liability company (“Borrower”), OXFORD FINANCE LLC, a Delaware limited liability company (“Oxford”), in its individual capacity and the financial institutions from time to time parties hereto (“Lenders”), and Oxford in its capacity as agent for Lenders (together with its successors and assigns, the “Agent”).

RECITALS:

A.            Pursuant to the Closing Date Purchase Documents, the Property Owners, each of which is a wholly-owned subsidiary of Borrower, are acquiring the Properties from the Closing Date Sellers. In connection with the Closing Date Acquisition, Senior Mortgage Lenders are making a first mortgage loan pursuant to the Senior Mortgage Loan Documentation and Subordinated Lenders are making a second mortgage loan pursuant to the Subordinated Mortgage Loan Documentation, in each case to pay a portion of the purchase price payable to the Closing Date Sellers under the Closing Date Purchase Documents.

B.            Borrower desires that the Lenders extend the Loan to allow Borrower to contribute equity to the Property Owners to pay that portion of the purchase price payable to the Closing Date Sellers under the Closing Date Purchase Documents which in excess of the amount of the Mortgage Loans applied to the purchase and the required Closing Date Required Equity Amount.

C.            The Borrower desires to secure all of the Liabilities by granting to the Agent (for the ratable benefit of Lenders, Agent and, as applicable, Lenders’ Affiliates), a security interest in and lien upon of its tangible and intangible assets.

NOW THEREFORE, in consideration of the mutual agreements contained herein, and of any loans or other financial accommodations now or hereafter made to or for the benefit of the Borrower by the Agent and the Lenders, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1.            DEFINITIONS.

1.1.            General Terms. When used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person (including, without limitation, to the extent applicable, shareholders, members, directors, partners, managers, and officers of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise; provided, however, neither Agent nor any Lender shall be deemed an Affiliate of any Credit Party.

“Agent” is defined in the preamble hereof.

“Agreement” means this Mezzanine Loan and Security Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Approved Fund” means (a) any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender, or (b) any Person (other than a natural person) which temporarily warehouses loans, or provides financing or securitizations, in each case, for any Lender or any entity described in the preceding clause (a).

“Asset Disposition” means the sale, lease, assignment or other transfer for value (each a “Disposition”) by any Property Owner of any asset or right of any Property Owner (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to a Property Owner) condemnation, confiscation, requisition, seizure or taking thereof), other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within thirty (30) days with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business or (c) the lease of a Facility pursuant to a Real Estate Lease.

“Assignee” is defined in Section 12.15.

“Assignment Agreement” is defined in Section 12.15.

“Available Cash Flow” shall mean, with respect to each month or portion thereof, and without counting the same dollars more than once for the purpose of computing the Monthly Fees, all cash flow of Property Owners which is attributable to such period, even if a Distribution of such cash flow by a Property Owner is made thereafter; provided, however, Available Cash Flow shall not include amounts constituting Net Sale Profit or Excess Refinancing Proceeds. For the sake of clarity, Available Cash Flow attributable to a typical month would be the excess of the rent paid by the Operating Companies to the Property Owners with respect to a calendar month over the interest and scheduled principal payments due under the Senior Mortgage Loan Agreement and the Subordinated Mortgage Loan Agreement (or the interest and scheduled principal payments due with respect to any other loan made to Property Owners that refinances such debt (or such refinanced debt, etc.), and secured by a Lien on the real property owned by the Property Owners) paid by the Property Owners during said month, less, expenses due from and paid by the Property Owners to third parties during said month, even though such Available Cash Flow is not in fact distributed by Property Owners to Borrower during said month.

“Beneficial Ownership Certification” a certification regarding a beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230.

“Borrower” has the meaning ascribed to such term in the preamble hereof.

“Business Day” means (a) with respect to any borrowing or payment, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois, (b) with respect to matters pertaining to LIBOR Rate (other than the LIBOR Replacement Rate), a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and on which dealings in United States dollars are carried on in the London interbank market, (c) with respect to matters pertaining to a LIBOR Replacement Rate, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and on which dealings in debt bearing such LIBOR Replacement Rate are carried on in the applicable market and (d) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.

“Calhoun Facility” means the skilled nursing facility known as Calhoun Health Care Center located at 1387 Highway 41 North, Calhoun, Georgia, 30701, with approximately one hundred (100) skilled nursing beds operated by the Calhoun Operating Company.

“Capital Expenditures” means, as to any Person, any and all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP, except that Capital Expenditures shall not include expenditures for fixed or capital assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance or the sale of other fixed or capital assets, to the extent permitted hereunder.

“Capital Securities” shall mean, as to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which either (i) is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee thereunder or (ii) based on actual circumstances existing and ascertainable, either at the commencement of the term of such lease or at any subsequent time at which any property becomes subject thereto, can reasonably be anticipated to impose on such lessee substantially the same economic risks and burdens, having regard to such lessee’s obligations and the lessor’s rights thereunder both during and at the termination of such lease, as would be imposed on such lessee by any lease which is required to be so reflected or by the ownership of the leased property.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and applicable rules and regulations.

“Cash Sweep Event” means Operators’ Rent Coverage Ratio is less than 1.05:1.0 for any quarterly testing period.

“Cash Sweep Period” means any period commencing on the date Agent determines that a Cash Sweep Event has occurred and ending on the date Agent determines that Operators’ Rent Coverage Ratio has been equal to or exceeded 1.15:1.0 for two consecutive calendar quarters.

“Cash Trap Event” means Operators’ Rent Coverage Ratio is less than 1.15:1.0, but is at least 1.05:1.0, for any quarterly testing period.

“Cash Trap Period” means the period commencing on the date Agent determines that a Cash Trap Event has occurred and ending on the date Agent determines that Operators’ Rent Coverage Ratio has been equal to or exceeded 1.15:1.0 for two consecutive calendar quarters.

“Cartersville Facility” means the skilled nursing facility known as Maple Ridge Healthcare Center located at 22 Maple Ridge Drive, Cartersville, Georgia 30121, with approximately seventy-four (74) skilled nursing beds.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended.

“CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a part of TRICARE, a medical benefits program supervised by the U.S. Department of Defense.

“Change of Control” shall mean the occurrence of any of the following events: (a) Summit or one of its Affiliates shall cease to manage Immediate Parent, Borrower or any Property Owner in its capacity as “Manager” of the Immediate Parent, Borrower and the Property Owners, (b) the provisions of the limited liability company agreement of Borrower or any Property Owner, or the limited partnership agreement of Immediate Parent, in each case as in effect on the Closing Date, shall be amended to materially decrease the rights of Summit in its capacity as Manager to operate the businesses of Immediate Parent, the Borrower or any Property Owner (in Summit’s capacity as manager of the Immediate Parent, the Borrower and the Property Owners), (c) Summit shall cease to, directly or indirectly, own and control the Immediate Parent, the Borrower or any Property Owner, (d) Immediate Parent shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of the Borrower or any Property Owner or (e) Borrower shall cease to own and control 100% of each class of the outstanding Capital Securities of each Property Owner. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of an entity by contract or voting of securities or ownership interests.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation, policy, guideline, directive or treaty, (b) any change in any Law, rule, regulation, policy, guideline, directive or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Chatsworth Facility” means the skilled nursing facility known as Chatsworth Health Care Center located at 102 Hospital Drive, Chatsworth, Georgia 30705, with approximately one hundred twenty (120) skilled nursing beds operated by the Chatsworth Operating Company.

"CIBC" means CIBC Bank USA.

“Closing Date” means December 30, 2021.

“Closing Date Acquisition” means the transactions represented by the purchase of the assets of the Closing Date Sellers by the Borrower, pursuant to, and together with the other transactions described in, the Closing Date Purchase Documents.

“Closing Date Purchase Agreement” shall mean that certain Purchase and Sale Agreement by and among Summit, or its assignee and the Closing Date Sellers dated as of November 20, 2020, as amended by (i) that certain Amendment to Purchase and Sale Agreement dated effective as of November 24, 2021, as such Purchase and Sale Agreement has been assigned by Summit to Borrowers pursuant to an Assignment and Assumption of Purchase Agreement dated as of December 14, 2021.

“Closing Date Purchase Documents” shall mean the Closing Date Purchase Agreement and all agreements, certificates, schedules, exhibits and other documents executed and/or delivered in connection therewith, including, without limitation, the Real Estate Leases.

“Closing Date Required Equity Amount” means the greater of (a) $8,300,000, being the difference between (i) $21,050,000, which is the amount required to pay the purchase price for the Properties in excess of the amount of the Mortgage Loans, and (ii) the amount of the Loan and (b) the amount necessary to consummate the acquisition of the Properties.

“Closing Date Sellers” shall mean, collectively, collectively, Gastone Mountain SNF Holdings LLC, a Delaware limited liability company, Gajasper SNF Holdings LLC, a Delaware limited liability company, Gadecature SNF Holdings LLC, a Delaware limited liability company, Gafairburn SNF Holdings LLC, a Delaware limited liability company, Gachatsworth SNF Holdings LLC, a Delaware limited liability company Gacartersville SNF Holdings LLC, a Delaware limited liability company, and Gacalhoun SNF Holdings LLC, a Delaware limited liability company.

“CMS” means the Centers for Medicare and Medicaid Services of HHS and any Person succeeding to the functions thereof.

“Code” or “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as adopted in the State of Illinois; provided, however, that if, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “Uniform Commercial Code” or “UCC” or “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement or the other Financing Agreements relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further that, to the extent that the Uniform Commercial Code of a particular jurisdiction is used to define a term herein or in any Financing Agreement and such term is defined differently in different Articles or Divisions of such Uniform Commercial Code, then the definition of such term contained in Article or Division 9 of such Uniform Commercial Code shall control.

“Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof.

“Commitment” means, as to any Lender, such Lender’s commitment to make the Loan under this Agreement. The initial amount of each Lender’s Commitment is set forth on Annex A attached hereto and made a part hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Credit Parties” means the Borrower and any other Person that provides a guaranty of the Liabilities, including Summit, each, a “Credit Party”.

“DACA” means a deposit account control agreement among Agent, Borrower and a bank designated by Agent or acceptable to Agent in its sole discretion pursuant to which Agent will have “control” sufficient to perfect Agent’s security interest in the funds on deposit in the Distribution Deposit Account.

“Decatur Facility” means the skilled nursing facility known as East Lake Arbor located at 304 5th Avenue, Decatur, Georgia 30030, with approximately one hundred three (103) skilled nursing beds.

“Default” means an event, circumstance or condition which through the passage of time or the service of notice or both or both would (assuming no action is taken to cure the same) mature into an Event of Default.

“Default Rate” means a rate of interest equal to five percent (5%) per annum greater than the Interest Rate. Agent and Lenders shall be entitled to charge Borrower the Default Rate in the manner set in Section 3.2.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loan, within one Business Day of the date required to be funded by it hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding have not been satisfied (each of which failures shall be specifically identified in such notice), (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has (i) been deemed or has a direct or indirect parent company that has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (ii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts with the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or such Governmental Authority to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (d) has notified Borrower, Agent, or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (unless such notice or public statement indicates that such intention is based on a good faith determination that one or more conditions precedent to funding have not been satisfied (which notice or public statement specifically identifies the conditions not satisfied and the basis therefor). Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and each Lender.

“Deposit Accounts” means any deposit, securities, operating, lockbox, cash collateral and blocked account, together with any funds, instruments or other items credited to any such account from time to time, and all interest earned thereon.

“Depreciation” shall mean, with respect to the applicable period, the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on any Person’s financial statements and determined in accordance with GAAP.

"Distributions" shall mean any distribution of any sort by any Property Owner with respect to the membership interests of such Property Owner, including any "Distributions" as defined in either the Senior Mortgage Loan Agreement or the Subordinated Mortgage Loan Agreement.

“Distributions Deposit Account” shall mean a deposit account at a bank designated or approved by Agent into which all Distributions will be deposited and which will be subject to a DACA.

“Duly Authorized Person” means the President, the Chief Executive Officer, the Chief Financing Officer and the Manager of any Credit Party or any duly authorized person of such Credit Party designated by such manager and reasonably acceptable to the Agent.

“EBITDA” means with respect to any Person, for any period of determination, the sum for such period of: (i) Net Income for such period, plus (ii) Interest Charges for such period (net of any interest income received by such Person and included in the calculation of Net Income), plus (iii) federal and state income taxes paid in cash during such period, plus (iv) Depreciation, consistently applied.

“EBITDAR” means with respect to the Operating Companies on a consolidated basis, but limited, however, to the Operating Companies’ operation of the Facilities, for any period of determination, an amount for such period equal to: (i) Net Income for such period, plus (ii) Interest Charges for such period, plus (iii) federal and state income taxes paid in cash during such period, plus (iv) Depreciation for such period, consistently applied, plus (v) Rent Expense for such period minus (vi) a deemed capital expenditure amount equal to: (y) (1) $350 divided by 12 then multiplied by the number of months in such period, which product shall be multiplied by the greater of (1) 826 or (2) the total number of licensed beds at all Facilities; provided, however, that for purposes of calculating EBITDAR of the Operating Companies, the aggregate expenses associated with management fees paid by the Operating Companies during any period of determination shall be deemed to be equal to the greater of (y) five (5%) of the gross revenues of the Operating Companies or (z) the actual amount paid by the Operating Companies in respect of management fees during such period. For the avoidance of doubt, (i) the grants received by the Operating Companies from HHS (or any other governmental program, whether federal, state or otherwise), including, without limitation, under the CARES Act, and without duplication (ii) any employment retention tax credits received by the Operating Companies regardless of the source and/or program, whether federal, state or otherwise, under which such tax credits have been granted, in each case, shall be disregarded for purposes of determining, and shall not result in any increase in, Net Income or EBITDAR of the Operating Companies.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated as of the Closing Date hereof made by the Borrower in favor of the Lender, in form and substance acceptable to the Agent, as the same may be amended or modified from time to time.

“Environmental Laws” means all applicable federal, state, local and foreign Laws, statutes, ordinances, codes, rules, standards, regulations and common law, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Without limiting the generality of the foregoing, Environmental Laws include CERCLA, the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any rules and regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes, and all common law relating to Hazardous Substances, or protection or restoration of, or liability for damage to, human health, the environment or natural resources.

“Environmental Notice” means any summons, citation, written directive, written information request, written notice of potential responsibility, notice of deficiency or violation, written order, written claim, written complaint, investigation, proceeding, judgment, or letter to Borrower or any officer thereof from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other Person concerning any intentional or unintentional act or omission that involves Management of Hazardous Substances on or off the Real Property that could reasonably be expected to result in Borrower incurring a material liability or that could reasonably be expected to have a Material Adverse Effect, or the imposition of any Lien on any property of Borrower, or any alleged violation of or responsibility under Environmental Laws that is reasonably likely to result in Borrower incurring a material liability or that is reasonably likely to have a Material Adverse Effect, and, after reasonable inquiry, any knowledge of any facts that is reasonably likely to give rise to any of the foregoing.

“Environmental Reports” shall have the meaning ascribed to such term in Section 5(b)(12) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.

“ERISA Affiliate” means any corporation, trade or business, which together with any Credit Party would be treated as a single employer under Section 4001 of ERISA.

"Estimate" shall have the meaning ascribed to such term in Section 3.4 hereof.

“Event of Default” shall have the meaning ascribed to such term in Section 10.1 hereof.

“Excess Cash Fees” means (i) in the case of a Sale, an amount equal to (x) twenty-two percent (22%) of the Net Sale Profit, if the Sale Commitment is entered into (and the corresponding Sale Closing occurs, but without regard to when that Sale Closing occurs) or the Sale occurs (regardless of when that Sale Closing occurs) during the Loan Term, or (y) five percent (5%) of the Net Sale Profit if the Sale Commitment is entered into (and the corresponding Sale Closing occurs, but without regard to when that Sale Closing occurs) or the Sale occurs (regardless of when that Sale Closing occurs) during the Post-Repayment Period; and (ii) in the case of each Refinancing, an amount equal to (x) twenty-two percent (22%) of the Excess Refinancing Proceeds, if the Refinancing occurs during the Loan Term, or (y) five percent (5%) of the Excess Refinancing Proceeds, if the Refinancing occurs during the Post-Repayment Period For the avoidance of doubt, Excess Cash Fees with respect to a Sale or Refinancing shall be due with respect to each Sale or Refinancing that occurs prior to the end of the Post-Repayment Period (even if as to a Sale, the Sale Closing with respect thereto occurs after the end of the Post-Repayment Period). Also for the avoidance of doubt, no Excess Cash Fees shall be due hereunder with respect to a Sale Commitment that is entered into, but as to which no corresponding Sale Closing subsequently occurs.

“Excess Refinancing Proceeds” means the excess, if any, of the gross proceeds of a Refinancing less (i) the reasonable costs incurred by Property Owners in connection therewith and (ii) the amount required to repay, in full, the mortgage indebtedness which is being refinanced.

“Excluded Taxes” shall mean, with respect to Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net assets, receipts or income by the United States of America, or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 3.8(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.8(a).

“Facilities” means, collectively, the Calhoun Facility, the Cartersville Facility, the Chatsworth Facility, the Decatur Facility, the Fairburn Facility, the Flowery Branch Facility, the Jasper Facility and the Stone Mountain Facility, each, a “Facility”.

“Fairburn Facility” means the skilled nursing facility known as Fairburn Health Care Center located at 178 W. Campbellton Street, Fairburn, Georgia 30213, with approximately one hundred twenty (120) skilled nursing beds operated by the Fairburn Operating Company.

“FATCA” means Sections 1471 - 1474 of the Tax Code, as enacted as of the date hereof (or any amendment or successor to any such Section so long as such amendment or successor is substantially similar to the purpose and obligations of such Sections as such Sections were in effect as of the date of this Agreement) and any Treasury Regulation promulgated thereunder implementing such Sections.

“Federal Funds Rate” means for any day, a fluctuating interest rate equal for each day during such period to the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal Funds effective rate and (b) 0%, or, if such rate is not so published for any day which is a Business Day, the rate determined by Agent in its discretion. Agent’s determination of such rate shall be binding and conclusive absent manifest error.

“Finance Fee” means an amount equal to Two Hundred Fifty Five Thousand and no/100s Dollars ($255,000).

“Financing Agreements” means, this Agreement, the Note(s), the Pledge Agreement, the Environmental Indemnity Agreement, and any other instrument, document or agreement executed or delivered in connection with this Agreement or any of the foregoing, in each case evidencing, securing or relating to the Loans and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of any Credit Party, any Affiliate of the Credit Parties, or any other Person, and delivered to or in favor of the Agent, any Lender or, as applicable, any Lender’s Affiliate,, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified, replaced, restated or supplemented from time to time.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Fiscal Quarter” means the three (3) month period ending on each March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, for any period of determination, on a trailing twelve-month basis, the ratio of (a) EBITDA of the Property Owners, to (b) Fixed Charges, provided, however, that for purposes of (i) the Fiscal Quarter ending March 31, 2022, the Fixed Charge Coverage Ratio shall be calculated on a trailing three month basis, (ii) the Fiscal Quarter ending June 30, 2022, the Fixed Charge Coverage Ratio shall be calculated on a trailing six month basis, (iii) the Fiscal Quarter ending September 30, 2022, the Fixed Charge Coverage Ratio shall be calculated on a trailing nine month basis and (iv) the Fiscal Quarter ending December 31, 2022 and each Fiscal Quarter thereafter, the Fixed Charge Coverage Ratio shall be tested on a trailing twelve month basis.

“Fixed Charges” means, for any period of determination, the sum of, without duplication, (a) the aggregate amount of any and all advances and distributions made by the Property Owners to any Person, including, without limitation, to any Affiliate of Borrower during such period, (b) Interest Charges of the Property Owners for Indebtedness that is paid or becomes due during such period (net of any interest income received by Property Owners and included in the calculation of Net Income of Property Owners for such period), (c) regularly scheduled principal payments made by the Property Owners for Indebtedness during such period, (d) unfinanced Capital Expenditures of the Property Owners made during such period and (e) payments made by the Property Owners or Borrower in respect of federal, state and local taxes during such period, including taxes assessed in connection with Real Property.

“Flowery Branch Facility” means the skilled nursing facility known as Willowwood Nursing Center located at 4595 Cantrell Road, Flowery Branch, Georgia, 30542, with approximately one hundred (100) skilled nursing beds operated by the Flowery Branch Operating Company.

“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than the United States of America, each state thereof and the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.

“General Intangibles” means “general intangibles” as defined in the Code, including, without limitation, any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than accounts receivable), and all other intangible personal property of Borrower of every kind and nature wherever located and whether currently owned or hereafter acquired by Borrower (other than accounts receivable), including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, service mark applications, trademark applications, brand names, tradenames, trademarks and all goodwill symbolized thereby and relating thereto, tradestyles, trade secrets, registrations, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, copyrights, copyright applications, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations which are associated with the operation of Borrower’s business and granted by any Person, franchises, customer lists, Deposit Accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to Borrower to secure payment by an account debtor of any of Borrower’s accounts receivable, and, to the maximum extent permitted by applicable Law, any recoveries or amounts received in connection with any litigation or settlement of any litigation.

“Governmental Authority” means and includes any federal, state, District of Columbia, county, municipal, or other government and any political subdivision, department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

“Hazardous Substances” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” “medical wastes” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities, assisted living and adult care facilities and other long-term care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse Laws, including, but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.); (b) HIPAA, (c) Medicare; (d) Medicaid; (e) TRICARE and CHAMPUS; (f) quality, safety and accreditation standards and requirements of all applicable state Laws or regulatory bodies; (g) all Laws, policies, procedures, requirements and regulations pursuant to which licenses, approvals and accreditation certificates are issued in order to operate medical or senior housing facilities; and (h) any and all other applicable health care Laws (whether federal, state/commonwealth, or otherwise), regulations, manual provisions, policies and administrative guidance, as each of the foregoing may be amended from time to time.

“HHS” means the United States Department of Health and Human Services and any Person succeeding to the functions thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder

“Indebtedness” with respect to any Person means, as of the date of determination thereof, (a) all of such Person’s indebtedness for borrowed money, (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) all Capitalized Lease Obligations, or conditional sale or other title retention agreement with respect to property used and/or acquired by such Person even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (d) all unfunded pension fund obligations and liabilities, (e) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (g) deferred and/or accrued taxes, (h) all guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person and (i) all other indebtedness of such Person, now or hereafter owing, due or payable, however evidenced, created, incurred or owing and however arising, which is customarily identified as indebtedness on a balance sheet or financial statement.

“Indemnified Parties” shall have the meaning ascribed to such term in Section 12.16 hereof.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Immediate Parent” shall mean Summit Healthcare Operating Partnership, L.P., a Delaware limited partnership.

“Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement among the Subordinated Agent, the Senior Agent and the Property Owners (and joined in by Agent for certain specified purposes set forth therein) dated as of even date herewith, as amended, restated, modified and supplemented from time to time.

“Interest Charges” shall mean, as to any Person, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to, in the case of Property Owners, any Interest Rate Protection Agreements.

“Interest Rate” has the meaning ascribed to such term in Section 3.1.

“Interest Rate Protection Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement or any other so-called “swap” agreement, or similar arrangement entered into at any time with the intent of protecting against fluctuations in interest rates, between Borrower and a third party counterparty, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Jasper Facility” means the skilled nursing facility known as Grandview Health Care Center located at 618 Gennett Drive, Jasper, Georgia, 30143, with approximately sixty (60) skilled nursing beds operated by the Jasper Operating Company.

“Laws” shall mean any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to Borrower, any Property Owner, Credit Party, any Operating Company, the Management Company, any Facility or any of Borrower’s property in any particular circumstance. "Laws" includes, without limitation, Healthcare Laws and Environmental Laws.

“Lenders” is defined in the preamble hereof, each, a “Lender”.

“Liabilities” means any and all of any Credit Party’s liabilities, obligations and Indebtedness to Agent and Lenders of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, default interest, Yield Maintenance Premium, Monthly Fee, Excess Cash Fees, other fees, costs, expenses, and/or indemnification, and obligations of performance, and any interest that accrues after commencement of any insolvency or bankruptcy proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency or bankruptcy proceeding), under, evidenced by or relating to this Agreement (including, without limitation, the Loan) or the other Financing Agreements to which any Credit Party is a party and any extensions, renewals, and modifications for or of any or all of the foregoing.

“LIBOR Rate” means an annual rate equal to, as a reference rate, the greater of (i) the annual rate reported as the London Interbank Offer Rate applicable to thirty (30) day deposits of United States dollars as reported in the Money Rates Section of the Wall Street Journal on the date of determination and (ii) one percent (1%), as determined monthly on the last day of the preceding month. If the Wall Street Journal (or another nationally recognized rate reporting source acceptable to Agent) no longer reports such London Interbank Offer Rate or if the Wall Street Journal no longer publishes such London Interbank Offer Rate or ceases to exist, Agent may in good faith select a replacement publication.

“LIBOR Replacement Rate” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the LIBOR Replacement Spread; provided that, if the LIBOR Replacement Rate as so determined would be less than one percent (1%), the LIBOR Replacement Rate will be deemed to be one percent (1%) for the purposes of this Agreement.

“LIBOR Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate: (i) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; (ii) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or (iii) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.

“Loan” shall have the meaning ascribed to such term in Section 2.2(a) hereof.

“Loan Repayment Date” means the date the principal amount of the Loan, all accrued interest thereon, all accrued Monthly Fees, all Excess Cash Fees, all Yield Maintenance Premium and all other Liabilities then due Agent or Lenders are indefeasibly paid in full, except for the Monthly Fees and Excess Cash Fees due with respect to the Post-Repayment Period. For the avoidance of doubt Borrowers' liability to pay Monthly Fees and Excess Cash Fees due with respect to the Post-Repayment Period, but not paid during the Post-Repayment Period, shall survive the end of the Post-Repayment Period.

“Loan Term” means the period commencing on the date hereof and ending on the Loan Repayment Date.

“Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.

“Management Agreements” means those certain Administrative Services Agreements, each dated on or about the date hereof, between an Operating Company, as the "Operator" thereunder, and Management Company, as the "Consultant" thereunder, each of which is subject to a Management Fee Subordination Agreement (as defined in the Subordinated Mortgage Loan Agreement).

“Management Company” means Kol Zchut GA LLC, a Georgia limited liability company.

“Material Adverse Change” or “Material Adverse Effect” means either (a) the termination of any Operating Company’s continued participation in Medicare or Medicaid reimbursement program for any reason, or (b) any other change, event, action, condition or effect which, individually or in the aggregate, either (i) impairs the legality, validity or enforceability of this Agreement or any Financing Agreement, (ii) impairs the fully perfected first priority status of the Liens granted hereunder and under the Financing Agreements in favor of the Agent or any Lender in the Collateral or any other assets pledged in favor of Agent or any Lender to secure the Liabilities or any portion thereof (subject only to the Permitted Liens) or (iii) materially and adversely affects the business, property or assets (whether real or personal), operations, performance, or condition (financial or otherwise) of Borrower or any or all of the Collateral, or the ability of Borrower to repay the Liabilities when due or declared due or the ability of any Credit Party’s ability to perform the obligations under this Agreement and the Financing Agreements to which it is a party.

“Maturity Date” means, the earlier of (i) December 30, 2026, (ii) such other date on which the Commitments shall terminate pursuant to Section 10.2 hereof, or (iii) such other date as is mutually agreed in writing between the Borrower and Agent.

“Maximum Facility” means, as of the Closing Date, an amount equal to Twelve Million Seven Hundred Fifty Thousand No/100 Dollars ($12,750,000.00).

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Medicare Advance Payments” means payments by CMS under Medicare contemplated under Section 2501 of the Continuing Appropriations Act, 2021 and Other Extensions Act, or any other similar program, so long as such payments are allowed to be offset against items and services furnished by the applicable Operating Companies. As of the Closing Date, the aggregate amount of Medicare Advance Payments Received by the Operating Companies is $3,539,604.

Minimum EBITDAR Amount” means (i) from the date of this agreement until the first anniversary thereof, $12,200,000, (ii) commencing on the first anniversary of the Closing Date until the second anniversary of the Closing Date, $12,600,000 and (iii) commencing on the third anniversary of the Closing Date and at all times thereafter, $13,000,000.

“Monthly Fee” means a fee payable by Borrower to Agent for the benefit of Lenders in the amount of (i) twenty-two percent (22%) of Net Cash Flow attributable to each month or portion thereof during the Loan Term, and (ii) five percent (5%) of Net Cash Flow attributable to each month or portion thereof during the Post-Repayment Period.

"Monthly Fee Certificate" shall have the meaning ascribed to such term in Section 8.1(c) hereof.

“Mortgage” means from time to time, each mortgage or deed to secure debt encumbering a Property as security for a loan to a Property Owner, collectively with respect to the Properties, the “Mortgages”.

“Multiemployer Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.

“Net Cash Flow” means, with respect to each month or portion thereof, the Available Cash Flow with respect to such period, minus interest paid on the Loan during such period, and any out of pocket expenses due under this Agreement and paid by Borrower to Agent or Lenders during such period (excluding costs of enforcement of Agent's or Lender's rights hereunder) minus expenses of Borrower paid by Borrower to third parties (including Governmental Authorities) for its taxes, tax preparation fees, franchise taxes, agent for service fees, fees paid to a governmental authority to maintain its existence and similar out-of-pocket fees and expenses.

“Net Sale Profit” means the gross sale price and all other consideration paid for the Properties or the direct or indirect equity interests in the Property Owner(s), as applicable, less (a) (i) net prorations which reduce the cash due at Closing from the purchaser, if there is such a reduction, (ii) customary closing costs paid by the Property Owner(s) to third parties unaffiliated with the Property Owner(s) and (iii) brokerage commissions paid by the Property Owner(s) to third party brokers unaffiliated with the Property Owner and (b) the Property Cost Basis. For the avoidance of doubt, for purposes of determining the portion of the Net Sale Profit due Lenders, the gross sale price shall include the amount of any purchase money financing extended by Property Owner(s) or the seller(s) of direct or indirect equity interests to the purchaser as if paid in cash at Closing.

“Net Income” shall mean, with respect to any Person for any period, the net income (or loss) of such Person for such period as determined in accordance with GAAP, excluding any gains from Asset Dispositions, any extraordinary gains and any gains from discontinued operations.

“Non-Consenting Lender” has the meaning ascribed to such term in Section 12.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note(s)” shall have the meaning ascribed to such term in Section 2.1 hereof.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, the Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 2001) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of or by the Office of Foreign Asset Control, the Department of the Treasury or pursuant to any other applicable Executive Orders, as such lists may be amended or supplemented from time to time.

“Operating Companies” means the Affiliates of Care Network, LLC which are the tenants under the Real Estate Leases and the operators of the Facilities.

“Operating Company” means any of the Operating Companies.

“Operators’ Rent Coverage Ratio” for any calendar quarter, the ratio of (a) the EBITDAR of the Operating Companies for such quarter to (b) the aggregate rent and other charges payable by Operators under the Real Estate Leases for such period.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, other than Excluded Taxes.

“Participant” shall have the meaning ascribed to such term in Section 12.15.2 hereof.

“Participant Register” shall have the meaning ascribed to such term in Section 12.15.2 hereof.

“PBGC” shall have the meaning ascribed to such term in Section 7.19 hereof.

“Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof between Agent and Borrower pursuant to which 100% of the ownership interests in Property Owners are pledged to Agent.

“Post-Repayment Period” means the period commencing immediately following the Loan Repayment Date and ending on the earlier of (i) the second anniversary of the Loan Repayment Date and (ii) the date upon which Summit no longer owns any direct or indirect interest in any of the Properties and all accrued Monthly Fees, all Excess Cash Fees and all other Liabilities then due Agent or Lenders are indefeasibly paid in full.

“Pro Rata Share” means with respect to a Lender’s obligation to make a Loan and receive payments of interest, fees, and principal with respect thereto, (x) prior to the making of the Loans, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of all Lenders’ Commitments, and (y) from and after the making of the Loans, the percentage obtained by dividing (i) the principal amount of such Lender’s Loan by (ii) the principal amount of all Loans of all Lenders.

“Prohibited Transaction” shall have the meaning ascribed to such term in ERISA.

“Property” means with respect to each Facility, the Real Property and the tangible personal property owned, leased, sub-leased or used at any time by a Property Owner in connection therewith, collectively, the “Properties”.

"Property Cost Basis" means (i) in the case of a Sale of a Property by a Property Owner, the applicable amount set forth on Schedule 3.6, less the amount of any condemnation or insurance proceeds with respect to such Property that are not or were not used to repair or restore such Property, (ii) in the case of a Sale of the direct ownership interests in a Property Owner, the applicable amount set forth on Schedule 3.6, less the amount of any condemnation or insurance proceeds with respect to the Property owned by such Property Owner that are not or were not used to repair or restore such Property, and (iii) in the case of a Sale of the indirect ownership interests in a Property Owner (other than a Sale of ownership interests in Summit), $21,085,000.00 (plus the amount, if any, in excess of $8,335,000, paid by Summit directly or contributed by Summit, directly or indirectly, to Borrower (and without double counting, as applicable, contributed by Borrower to Property Owners, but in all events excluding the amount of the Loan), which funds are used to pay Acquisition/Financing Expenses as defined in Schedule 3.6), less the amount of any condemnation or insurance proceeds with respect to the Property owned by such Property Owner that are not or were not used to repair or restore such Property. Notwithstanding anything in this definition to the contrary, a sale of less than all of the Properties or all of the direct or indirect ownership interests in the Property Owners shall be subject to Agent’s consent, which may be granted or withheld in Agent’s sole and absolute discretion.

“Property Owners” means the Georgia limited liability companies identified on Schedule 7.22, each, a “Property Owner”.

“Real Estate Leases” means the leases of the Facilities by the Property Owners to the Operating Companies, each a “Real Estate Lease”, in each case, as the same may be amended, supplemented or modified from time to time.

“Real Property” means any real estate on which a Facility is located, including all current and future improvements and appurtenances thereto.

“Refinancing” means any refinancing or recapitalization of the Senior Mortgage Debt, the Subordinated Mortgage Debt or both, or any subsequently incurred debt which is secured by a Lien on real property owned by one or more Property Owners.

“Register” has the meaning ascribed to such term in Section 12.15.3.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.

“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, a committee officially endorsed or convened by either thereof, or any successor thereto.

“Rent Expense” shall mean all scheduled monthly "Base Rent" (as defined under the Real Estate Leases) payable by the Operating Companies to the Property Owners pursuant to the Real Estate Leases.

“Required Lease Terms” means that (a) the initial aggregate annual net rent for all of the Real Estate Leases shall be no less than $11,700,000 and (b) each Real Estate Lease shall have the following terms: (i) 15 year term with two (2) five (5) year extension options, (ii) annual rent escalation after the first year of 1.5%, (iii) a security deposit equal at least 3 months' rent and (iv) a financial covenant that six (6) month trailing Operators’ Rent Coverage Ratio shall be at least 1.3:1.0.

“Required Lenders” means, at any time, those Lenders holding at least fifty-one percent (51%) of the total Commitments. The Pro Rata Shares held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lender.

“Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.

“Sale” means (i) (A) the sale, transfer, disposition or conveyance by a Property Owner to an unaffiliated third party of title to a Property, or (B) the sale, transfer, disposition or conveyance of the direct or indirect ownership interests in a Property Owner, by Borrower, Immediate Parent, Summit or any Affiliate thereof, or (ii) a Sale Commitment being entered into which results in a transaction or transactions described in clause (i) of this definition. Notwithstanding anything in this definition to the contrary, a sale of less than all of the Properties or all of the direct or indirect ownership interests in the Property Owners shall be subject to Agent’s consent, which may be granted or withheld in Agent’s sole and absolute discretion.

“Sale Closing” means the consummation of a Sale, including pursuant to a Sale Commitment.

“Sale Commitment” means any letter of intent, term sheet, purchase agreement or any other agreement, whether or not binding, for the sale of a Property or Properties or for all or a portion of the direct or indirect ownership interests in one or more of the Property Owners.

"Senior Agent" means CIBC as administrative agent under the Senior Mortgage Loan Documentation, and any successor administrative agent to CIBC.

“Senior Mortgage Debt” means the term loan in the principal amount of Ninety-One Million and No/100 Dollars ($91,000,000) made by the Senior Mortgage Lenders to the Property Owners (the “Senior Mortgage Loan”) on the terms set forth in the Senior Mortgage Loan Documentation and all other Liabilities under and as defined in the Senior Loan Agreement.

“Senior Mortgage Lenders” means CIBC and the other “Lenders” under and as defined in the Senior Mortgage Loan Agreement.

“Senior Mortgage Loan Documentation” means the Term Loan and Security Agreement dated as of the date hereof among the CIBC, individually as a Senior Lender and as administrative agent, the other Senior Mortgage Lenders and the Property Owners (“Senior Mortgage Loan Agreement”) and all other instruments, agreements and documents executed in connection therewith, as amended, restated, modified and supplemented from time to time to the extent permitted by the Intercreditor Agreement.

“Small Business Act” means the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business).

“SOFR” means a rate per annum equal to the secured overnight financing rate.

“SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Agent in its reasonable discretion).

“Stone Mountain Facility” means the skilled nursing facility known as Rosemont at Stone Mountain located at 5160 Springview Avenue, Stone Mountain, Georgia, 30083, with approximately one hundred forty-nine (149) skilled nursing beds operated by the Stone Mountain Operating Company.

"Subordinated Agent" means Oxford as agent under the Subordinated Mortgage Loan Documentation, and any successor agent to Oxford.

“Subordinated Mortgage Debt” means the term loan in the principal amount of Twenty Million and No/100 Dollars ($20,000,000) made by the Senior Mortgage Lenders to the Property Owners (the “Subordinated Mortgage Loan”) on the terms set forth in the Senior Mortgage Loan Documentation and all other Liabilities under and as defined in the Subordinated Mortgage Loan Agreement.

“Subordinated Mortgage Lenders” means Oxford and the other “Lenders” under and as defined in the Senior Mortgage Loan Agreement.

“Subordinated Mortgage Loan Documentation” means the Subordinated Term Loan and Security Agreement dated as of the date hereof among the Oxford, individually as a Subordinated Mortgage Lender and as agent, the other Subordinated Mortgage Lenders and the Property Owners (“Subordinated Mortgage Loan Agreement”) and all other instruments, agreements and documents executed in connection therewith, as amended, restated, modified and supplemented from time to time to the extent permitted by the Intercreditor Agreement.

“Summit” means Summit Healthcare REIT, Inc., a Maryland corporation.

“Tax Code” shall have the meaning ascribed to such term in Section 7.19 hereof.

“Taxes” shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments imposed by any Government Authority.

“Term SOFR” means the forward-looking term rate published by the SOFR Administrator and as displayed from time to time on the Chicago Mercantile Exchange’s Website.

“TRICARE” means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America.

“Yield Maintenance Premium” means, if the Loan or any portion thereof is repaid during the first three years of the Loan Term, a fee in an amount equal to the interest which would have accrued on the Loan from the date repaid to and including the end of said three (3) year period had the amount repaid accrued interest at a per annum compound rate of nineteen percent (19%).

1.2.            Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given to such terms in accordance with GAAP. If changes in GAAP shall be mandated by the Financial Accounting Standards Board or shall be recommended by the Borrower’s certified public accountants, and such changes would materially modify the interpretation or computation of the financial covenants set forth in Section 9.12 hereof at the time of execution hereof, then in such event such changes shall not be followed in calculating such financial covenants. Notwithstanding the foregoing or anything else in this Agreement to the contrary (including the definition of “GAAP”), with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, the effects of FASB ASC 842 on the accounting of leases and the impact of such accounting on the definitions and covenants herein shall be disregarded for all leases.

1.3.            Others Defined in Code. All terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the Code to the extent the same are used or defined therein.

1.4.            Other Interpretive Provisions.

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.

(b)            Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)            The term “including” is not limiting, and means “including, without limitation”.

(d)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)            Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Financing Agreements) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of this Agreement or any Financing Agreement, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

1.5.            Rates. Agent does not warrant, nor accept responsibility, nor shall Agent have any liability with respect to (a) the continuation, administration, submission or calculation of or any other matter related to the LIBOR Rate, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any LIBOR Replacement Rate), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any LIBOR Replacement Rate) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the LIBOR Rate or any LIBOR Replacement Rate prior to its discontinuance or unavailability, or (b) the effect, implementation, methodology or composition of any LIBOR Replacement Rate. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the LIBOR Rate or the LIBOR Replacement Rate, any alternative, successor or replacement rate and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the LIBOR Rate or any LIBOR Replacement Rate pursuant to the terms of this Agreement and shall have no liability to Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at Law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.            LOAN.

2.1.            Promissory Notes Evidencing Loan. If the Required Lenders elect to evidence the Loan with Promissory Notes, Borrower agrees to execute and deliver to each Lender a Promissory Note to evidence the Pro Rata Share of the Loan to be extended to Borrower by such Lender. As there will be one Lender on the Closing Date, as of the Closing Date one such Note shall be required in the full amount of the Loan.

2.2.            Loan.

(a)            Funding of Loan. Upon the satisfaction of the conditions set forth in Section 5, each of the Lenders (severally and not jointly) agrees to advance to Borrowers such Lender's Pro Rata Share of a term loan (the “Loan”) in one advance to Borrower on the Closing Date in the aggregate amount of the Maximum Facility.

(b)            Repayment of Loan. Borrower shall repay the outstanding principal balance of the Loan, together with accrued interest thereon and all other Liabilities on the first to occur of (i) the Maturity Date, (ii) the date on which this Agreement is terminated, (iii) upon acceleration of maturity of the Loan as provided in this Agreement or (iv) upon a Sale Closing. For the avoidance of doubt, Borrower acknowledges and agrees that it will not permit any Property Owner to sell or transfer less than all of the Properties.

2.3.            Provisions Regarding Loan; Repayment Upon Termination. In the event this Agreement is terminated in accordance with its respective terms by either Agent, the Required Lenders or the Credit Parties for any reason whatsoever, the maturity of the Loan is accelerated or a Sale Closing occurs, the Loan, together with all accrued interest thereon and, if such termination, acceleration or Sale Closing occurs during the first three (3) years of the Loan Term, the Yield Maintenance Premium (or, at Agent's election, Excess Cash Fees, if and as applicable) on the entire principal balance of the Loan, shall be due and payable.

2.4.            Cash Control. At all times during a Cash Trap Period, funds then on deposit in the Distribution Deposit Account or subsequently deposited thereto will be transferred to a cash collateral account held by Agent and held as cash collateral for the Liabilities; provided that if and so long as a Cash Sweep Period is in effect, Agent may apply all or any portion of such cash collateral to payment of monthly interest payments on the Loan and Monthly Fees, and any balance of such cash collateral to the principal balance of the Loan; and provided further, that while an Event of Default is continuing, Agent may apply such cash collateral to any Liabilities in such order as it determines.

2.5.            Source of Payment, Deposit Accounts. The parties hereto acknowledge that, subject to the terms of the other Financing Agreements, the sole source of revenue for payment by Borrower of the Liabilities (other than capital contributions by the Immediate Parent) is Distributions in respect of Borrower’s ownership interests in the Property Owners. Accordingly, Borrower shall cause all monthly and all other Distributions permitted by the Senior Mortgage Loan Agreement and the Subordinated Mortgage Loan Agreement to be made by the Property Owners and deposited directly to the Distributions Deposit Account. Funds in the Distributions Deposit Account shall be used and applied first to pay all Liabilities then due before any distribution or payment may be made to Immediate Parent or Summit. Borrower shall cause Property Owners to promptly deliver to the Senior Agent and the Subordinated Agent the updated Compliance Certificate and the financial statements required by the Senior Mortgage Loan Agreement and the Subordinated Mortgage Loan Agreement in order for monthly Distributions to be permitted. Except for the Distributions Deposit Account, Borrower will not establish or maintain any Deposit Account unless such Deposit Account is approved by Agent and is subject to a DACA.

3.            INTEREST, FEES AND EXPENSES.

3.1.            Interest on Loan. Commencing on the first day of February, 2022, and continuing on the first day of each month thereafter, interest on the Loan shall be paid in arrears. Interest shall also be paid in arrears on the date the Loan matures and otherwise comes due, whether by acceleration or otherwise. From and after the Closing Date, the Loan (and any other Liabilities due Agent or Lenders) shall bear interest at the sum of (such sum being referred to as the "Interest Rate") (i) the LIBOR Rate, plus (ii) 11% per annum. Interest on all other Liabilities shall be payable upon demand. The Interest Rate shall be determined by Agent monthly on the last day of the preceding month based on the then LIBOR Rate (or, if applicable, pursuant to Section 3.11, the LIBOR Replacement Rate). In addition, any interest on the Loan due for the month of December, 2021 shall be paid in advance on the Closing Date. If and to the extent Available Cash Flow is insufficient to pay accrued interest for any month, then at Agent’s election in its sole discretion, such insufficient amount shall be added to the principal balance of the Loan.

3.2.            Default Interest Rate. Upon the occurrence and during the continuation of an Event of Default, all Liabilities may, at the election of Agent or Required Lenders, bear interest at the Default Rate until such Event of Default is cured and accepted in writing by the Agent and the Required Lenders or waived in writing by the Agent and the Required Lenders.

3.3.            Computation of Interest. All interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of the Loan and the date of repayment of the Loan (including, without limitation, the Maturity Date) shall be included in the calculation of interest; provided, however, that if the Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

3.4.            Monthly Fee. Borrower shall pay to Agent for the benefit of Lenders, the Monthly Fee attributable to each partial or full month included in the Loan Term or the Post-Repayment Period. The Monthly Fee shall be due and payable contemporaneously with the delivery of the Monthly Fee Certificate for the applicable month. If the Monthly Fee Certificate for a month is not timely delivered within forty-five (45) days after the end of such month as required by Section 8.1(c), then Borrower shall pay on or before said forty-fifth (45th) day an amount equal to the most recently determined Monthly Fee (the "Estimate"). When the actual Monthly Fee is determined, then within two (2) Business Days thereafter, or if earlier, contemporaneously with the delivery of such Monthly Fee Certificate, Borrower shall pay any excess of such actual Monthly Fee over the Estimate (together with interest thereon at the Default Rate, if Agent so elects). If the Estimate is greater than such actual Monthly Fee, Borrower shall receive a credit against the next Monthly Fee payable hereunder (or if no other amounts are or shall thereafter become due hereunder, and all Liabilities have been paid in full, refunded by Lenders to Borrower). Notwithstanding the foregoing to the contrary, all Monthly Fees shall be determined and paid no later than forty-five (45) days after the end of the month in which the Post-Repayment Period ends.

3.5.            Yield Maintenance Premium. Borrower shall have the right to prepay the Loan, in whole only, and not in part, on any regularly scheduled payment date; provided, however, that Borrower (i) gives Agent at least thirty (30) days' prior written notice, (ii) if the prepayment occurs during the first three years of Loan Term, pays Agent and Lenders the Yield Maintenance Premium (if Agent has not elected to require payment of the Excess Cash Fees with respect thereto), (iii) pays Agent and Lenders all other interest, Monthly Fees, Excess Cash Fees (if applicable) and other fees and costs due from Borrower to Agent or the Lenders, including any attorneys' fees and disbursements incurred by Agent or the Lenders as a result of the prepayment, and (iv) pays and performs in full all other Liabilities then due or to be performed under this Agreement.

3.6.            Excess Cash Fees. In addition to interest and the Monthly Fee, Borrower agrees to pay to Agent for the benefit of Lenders, the Excess Cash Fees with respect to each Sale and each Refinancing during the Loan Term or the Post-Repayment Period (and as to a Sale, upon the corresponding Sale Closing, but regardless of when such Sale Closing occurs, which could be after the end of the Post-Repayment Period).  However, if concurrently with any Sale or Refinancing the Loan (or a portion thereof) is repaid during the first three years of Loan Term, the Agent shall have the option of requiring Borrower to pay the Yield Maintenance Premium arising therefrom in lieu of the applicable Excess Cash Fees with respect to such Sale or Refinancing (but not both). Subject to Agent's option described in the preceding sentence, the Credit Parties hereby acknowledge and agree that the Monthly Fee, the Yield Maintenance Premium and the Excess Cash Fees are separate obligations of Borrower, and each shall be paid when due in accordance with the terms and conditions of this Agreement.

3.7.            Capital Adequacy. In the event that any Lender, subsequent to the Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable Law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by such Lender with any new request or directive regarding capital adequacy (whether or not having the force of Law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed material by such Lender in the exercise of its reasonable business judgment, Borrower agrees to pay to such Lender, no later than five (5) days following demand by such Lender, such additional amount or amounts as will compensate such Lender for such reduction in rate of return; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "change in applicable Law", regardless of the date enacted, adopted or issued. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.7 shall be available to any Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable Law, regulation or condition. A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender with respect to this Section 3.7 and the calculation thereof, when delivered to the Borrower, shall be conclusive and binding on Borrower absent manifest error. Each Lender hereby agrees that the amounts set forth in such certificate shall reflect such Lender's reasonable allocation, in a nondiscriminatory manner among Borrower having obligations to such Lender similar to those of the Borrower, of the aggregate of such cost increases or yield reductions resulting from any such change in applicable Law. In the event a Lender exercises its rights pursuant to this Section 3.7, and subsequent thereto reasonably determines that the amounts paid by the Borrower exceeded the amount which such Lender actually required to compensate such Lender for any reduction in rate of return on its capital, such excess shall be promptly returned to the Borrower by such Lender.

3.8.            Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.8) Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Government Authority in accordance with applicable Law.

(b)            Payment of Other Taxes by Borrower. In addition, Borrower shall pay any Other Taxes to the relevant Government Authority in accordance with applicable Law.

(c)            Indemnification by Borrower. Borrower shall indemnify Agent, and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 6.8(c)) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Government Authority, the Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)            Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Agent (with a copy to Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, in the event that Borrower is a resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)            duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (c) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)            any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds. If Agent or a Lender reasonably determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower have paid additional amounts pursuant to this Section 3.8 it shall promptly pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 6.8 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Government Authority with respect to such refund); provided that Borrower, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Government Authority. This Section 3.8 (f) shall not be construed to require Agent or any Lender to make available its tax returns (or other information relating to its taxes which it deems confidential) to Borrower or any other Person.

3.9.            Obligations Absolute. All payments by any Credit Party of principal, interest, Yield Maintenance Premium, Excess Cash Fees, Monthly Fees, other fees and other Liabilities shall be made in Dollars in immediately available funds, and shall be absolute and unconditional, without defense, rescission, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Agent, for the account of Agent and Lenders, not later than 12:00 p.m. (Pacific Time) on the date due.

3.10.            Finance Fee. On the Closing Date, Borrower hereby agrees to pay to Agent for the sole benefit of Oxford, the Finance Fee, which shall be deemed fully earned and nonrefundable upon execution of this Agreement by Agent, the initial Lenders hereunder and Borrower.

3.11.            Unavailability of LIBOR Rate. Notwithstanding anything to the contrary herein or in any other Financing Agreement, and acknowledging that a LIBOR Transition Event has occurred, Agent may amend this Agreement to replace the LIBOR Rate with the LIBOR Replacement Rate. Any such amendment with respect to a LIBOR Transition Event shall become effective at 5:00 p.m. (Eastern Standard Time) on the third (3rd) Business Day after Agent has notified Borrower of such amendment. Any determination, decision or election that may be made by Agent pursuant to this Section 3.11 will be conclusive and binding absent manifest error and may be made in Agent's sole discretion and without consent from any other party.

3.12.            Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which the Lenders may lawfully charge the Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of the Agent either be refunded to the Borrower or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by the Borrower hereunder exceed the maximum rate allowed by applicable Law, and Borrower shall not have any action against any Lender or Agent for any damages arising out of the payment or collection of any such excess interest.

3.13.            Late Charge. If any installment of principal or interest or Monthly Fees due hereunder shall become overdue for five (5) days after the date when due, the Borrower shall pay to the Agent on demand a “late charge” of five cents ($.05) for each dollar so overdue in order to defray part of the increased cost of collection occasioned by any such late payment, as liquidated damages and not as a penalty.

4.            ATTORNEY-IN-FACT. Borrower hereby irrevocably designates, makes, constitutes and appoints the Agent (and all Persons designated by the Agent in writing to the Borrower) as Borrower’s true and lawful attorney-in-fact, and authorizes the Agent, in Borrower’s or the Agent’s name to do all acts and things which are necessary, in the Agent’s reasonable discretion, to fulfill the Borrower’s obligations under this Agreement. Borrower hereby ratifies and approves all acts under such power of attorney and neither Agent nor any other Person acting as Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or Law made in good faith. The appointment of Agent (and any of the Agent’s officers, employees or agents designated by the Agent) as Borrower’s attorney, and each and every one of Agent’s rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been fully repaid and this Agreement shall have expired or been terminated in accordance with the terms hereunder.

5.            CONDITIONS OF THE LOAN.

Notwithstanding any other term or provision contained in this Agreement, Agent’s and Lenders’ obligation to make the Loan hereunder is subject to the satisfaction of each of the following conditions precedent:

(a)            Fees and Expenses. The Borrower shall have paid all fees owed to the Agent and Lenders and reimbursed the Agent for all reasonable costs, disbursements, fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, the Agent’s counsel fees provided for in Section 12.2 hereof.

(b)            Documents. The Agent shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to the Agent, each in form and substance reasonably satisfactory to the Lender in its sole determination:

(1)            Financing Agreements. This Agreement, the Notes, if applicable, the Mortgages, the Assignments of Rents and Leases, the Environmental Indemnity Agreement, Subordination, Non-Disturbance and Attornment Agreements, and such other Financing Agreements as the Agent may reasonably require.

(2)            Resolutions; Incumbency and Signatures. Copies of the resolutions or written consent of the manager of each Credit Party authorizing or ratifying the execution, delivery and performance by such Credit Party of this Agreement, the Financing Agreements to which such Credit Party is a party and any other document provided for herein or therein to be executed by such Credit Party, certified by a Duly Authorized Person of such Credit Party and, in each case, to the extent applicable. A certificate of a Duly Authorized Person certifying the names of the officers of Borrower authorized to make a borrowing request on behalf of the Borrower and sign this Agreement and the Financing Agreements to which Borrower is a party, together with a sample of the true signature of each such officer; the Agent may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

(3)            Consents. Certified copies of all documents evidencing any necessary consents and governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.

(4)            Opinion of Counsel. An opinion of Hanson Bridgett, LLP the legal counsel to the Credit Parties, in form and substance reasonably satisfactory to Agent. An opinion of each local real estate counsel and other licensing counsel, respectively, in form and substance reasonably satisfactory to Agent (addressed to Agent and each Lender).

(5)            Constitutive Documents. A copy (certified by a Duly Authorized Person) of Summit's and each Credit Party’s and Property Owner's (i) Certificate of Formation, certified by the Secretary of State of the State of Georgia, Maryland or California, as applicable, as of a date acceptable to the Agent, together with a good standing certificate from such governmental entity or department and, if and to the extent applicable, a good standing certificate (or the equivalent thereof) from the Secretaries of State (or the equivalent thereof) of each other State in which any Credit Party or Property Owner is required to be qualified to transact business and (ii) a true, correct and complete copy of the Limited Liability Company Agreement of the Borrower and each Operating Company.

(6)            UCC Financing Statements; Termination Statements; UCC Searches. UCC Financing Statements, as requested by the Agent, naming each Credit Party as debtor and the Agent as secured party with respect to the Collateral, together with such UCC termination statements necessary to release all Liens (other than Permitted Liens) and other rights in favor of any Person in any of the Collateral except the Agent (for the ratable benefit of the Lenders), and other documents as the Agent deems necessary or appropriate, shall have been filed in all jurisdictions that the Agent deems necessary or advisable. UCC tax, lien, pending suit and judgment searches for the Borrower, the Closing Date Sellers (and, if and to the extent applicable, under any of its trade or assumed names, if any), each dated a date reasonably near to the Closing Date in all jurisdictions reasonably deemed necessary by the Agent, the results of which shall be satisfactory to the Agent in its sole and absolute determination.

(7)            Insurance Certificates. Certificates from the Borrower’s and Property Owners’ insurance carriers evidencing that all insurance coverage required hereunder (including, without limitation, property, liability, flood, earthquake and business interruption), which designate the Agent as additional insured under the liability insurance, as applicable.

(8)            Permits. Certified copies of all licenses, permits and governmental approvals necessary for the use or operation of the Facilities, together with a certificate of occupancy with respect to the Facilities.

(9)            Real Estate Leases. True, correct and complete copies of the fully-executed Real Estate Leases, and all amendments, assignments, modifications and other supplements in connection therewith, in each case in a form and in substance acceptable to Agent, and having the Required Lease Terms.

(10)            Management Agreements. True, correct and complete copies of the fully-executed Management Agreements in form and substance satisfactory to the Agent in its sole discretion, pursuant to which the applicable Operating Company may pay management fees in an amount not to exceed 5% of gross revenues of such Operating Company applicable to the Facility subject thereto.

(11)            Property Condition Report. Property Condition Reports for each parcel of Real Property on which each Facility is located, the form, substance and results of which shall be satisfactory to Lender in its sole and absolute determination, unless waived in writing by Agent.

(12)            Environmental Assessment. Phase I environmental reports and, if applicable, phase II environmental reports (collectively, the “Environmental Reports”) of the Real Property on which each Facility is located prepared by an environmental audit firm reasonably acceptable to the Agent, the results of which shall be satisfactory to the Agent in its sole and absolute determination.

(13)            UCC Insurance. A UCC Plus policy of insurance in the amount of the Loan issued by Fidelity National Title Insurance Company.

(14)            Survey. ALTA plats of survey shall be prepared on the Real Property on which each Facility is located (with current ALTA/ACSM land survey standards and reasonably satisfactory to the Agent), unless waived in writing by Agent.

(15)            Appraisal. FIRREA compliant appraisals prepared by an independent appraiser of the Real Property, which appraisal shall satisfy the requirements of the Financial Institutions Reform, Recovery and Enforcement Act, if applicable, and shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991 (including a loan-to-value ratio on an “as-is” basis not to exceed 75% of the Maximum Facility amount). Such appraisal (and the results thereof) shall be satisfactory to the Agent in its sole and reasonable determination.

(16)            Flood Insurance. Flood insurance policies, if applicable, concerning the Real Property, reasonably satisfactory to the Agent, if required by the Flood Disaster Protection Act of 1973.

(17)            Beneficial Ownership Certificate. Agent shall have received, to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, a Beneficial Ownership Certification in relation to Borrower.

(18)            Minimum EBITDAR of Facilities. The Agent shall have received evidence in form and substance acceptable to the Agent in its sole discretion that EBITDAR with respect to the Facilities for the twelve (12) month period ending October 31, 2021 is at least Twelve Million and 00/100 Dollars ($12,000,000); provided that, in calculating EBITDAR for this purpose, Rent Expense will be deemed to be $11,700,000 for said twelve month period.

(19)            Other. Such other documents, certificates and instruments as the Agent and any Lender may reasonably request.

(c)            Field Examination; Site Visit. The Agent shall have completed its site visit and field examinations of the Borrower’s books and records, assets, and operations which examinations will be satisfactory to the Agent in its sole and absolute discretion.

(d)            No Material Adverse Change. Since December 31, 2020, there shall be no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of Property Owners or any Operating Company.

(e)            Representations and Warranties. All representations or warranties of the Credit Parties contained herein or in any Financing Agreement shall be true and correct as of the Closing Date.

(f)            Reserved

(g)            Financial Statements. The Agent shall have received financial statements of the Property Owners and of the Operating Companies (or other tenant/operators of the Facilities) showing results of the operation of each Facility for the fiscal years ended December 31, 2019 and December 31, 2020 and such financial statements shall be in form and substance reasonably acceptable to the Lender. The Agent shall have received (i) company prepared financial statements for the Operating Companies (or other tenant/operators of the Facilities) showing results of operations of each Facility and each tenant for the 10-month period ending October 31, 2021 and (ii) company prepared financial statements for the Operating Companies (or other tenant/operators of the Facilities)for the tenants of each Facility showing results of operations of each Facility for the three Fiscal Quarters ending September 30, 2021 and such financial statements, in each case, shall be in form and substance reasonably acceptable to the Agent. The Agent shall have received projected statements of income and cash flow for Borrower, giving effect to the acquisition of the Facilities by Property Owners, and the use of proceeds of the operations thereof and such projections shall be in form and substance satisfactory to the Agent in its reasonable discretion.

(h)            Financing Fee and Other Fee and Expenses. The Borrower shall have paid to Oxford the Financing Fee and all fees and expenses incurred by the Agent in connection with its due diligence process and otherwise required hereunder, including legal fees.

(i)            Capital Structure. The capital and organizational structure of Summit, Immediate Parent, the Borrower and the Property Owners, and their respective Subsidiaries shall be satisfactory to the Agent.

(j)      Mortgage Debt.      Concurrently with the funding of the Loan, Property Owners shall have received the Senior Mortgage Debt and the Subordinated Mortgage Debt.

(k)            Intercreditor Agreement. The Intercreditor Agreement shall have been executed and delivered by Subordinated Agent, Senior Agent and Property Owners.

(l)            Equity. Borrower have made a cash investment towards the acquisition of the Real Property and the Facilities of not less than Closing Date Required Equity Amount.

(m)            Acquisition. The acquisition of the Real Property has been consummated in accordance with the Closing Date Purchase Documents at a gross purchase price of not less than $130,000,000.

(n)            Background Checks. Agent shall have received and be satisfied with background checks on key personnel and equity holders.

(o)            Sufficient Liquidity. Agent has received and be satisfied with in its sole discretion with evidence that Borrower, Property Owners and Operating Companies have sufficient liquidity and working capital to carry out their business post-Closing.

(p)            Healthcare Regulatory Compliance. Agent shall have reviewed the results of, and found such results acceptable in its sole discretion, a healthcare regulatory compliance audit.

(q)            Intercompany and Shareholder Debt. Agent shall confirm that there is no Indebtedness of Borrower other than the Liabilities.

6.            COLLATERAL.

6.1.            Security Interest. As security for the prompt and complete payment and performance of all of the Liabilities when due or declared due in accordance with the terms hereof, Borrower hereby grants, pledges, conveys and transfers to the Agent, (for the ratable benefit of Lenders, Agent and, as applicable, Lenders’ Affiliates) (in addition to the security interests as contemplated by the other Financing Agreements) a continuing security interest in and to any and all assets and personal property of Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”): (a) all of Borrower’s accounts receivable, including, without limitation, Accounts and Health-Care-Insurance Receivables (each as defined in the Code), (b) all of Borrower’s General Intangibles, including, without limitation General Intangibles related to accounts receivable and money; (c) Borrower’s Deposit Accounts and other deposit accounts (general or special) with, and credits and other claims against, any Lender, or any other financial institution with which Borrower maintains deposits, as well as all cash collateral held by Agent hereunder; (d) all of Borrower’s contracts, licenses, chattel paper, instruments, notes, letters of credit, bills of lading, warehouse receipts, shipping documents, contracts, tax refunds, documents and documents of title, and all of Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, letters of credit, Software, Supporting Obligations, Payment Intangibles, and Goods (each as defined in the Code); (e) all of Borrower’s Inventory and Equipment (each as defined in the Code) and motor vehicles and trucks; (f) all of Borrower’s monies, and any and all other property and interests in property of Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Chattel Paper, and Financial Assets (each as defined in the Code), now or hereafter coming into the actual possession, custody or control of the Agent or any agent or Affiliate of the Agent in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to the Agent’s rights of setoff, the balance of any account or any amount that may be owing from time to time by the Agent to Borrower; (g) all insurance proceeds of or relating to any of the foregoing property and interests in property, and any key man life insurance policy covering the life of any officer or employee of Borrower; (h) all proceeds and profits derived from the operation of Borrower’s business; (i) all of the other assets and personal property of Borrower; (j) [intentionally omitted]; (k) all of Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to Borrower’s business; (k) all cash of Borrower; and (l) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing. The inclusion of tangible personal property in the foregoing definition of Collateral shall not in any manner limit Borrower’s covenants under Section 8.15.

6.2.            Preservation of Collateral and Perfection of Security Interests Therein. Borrower agrees that they shall execute and deliver to the Agent, concurrently with the execution of this Agreement, and at any time or times hereafter at the request of the Agent, all financing statements (and the Borrower shall pay the cost of filing or recording the same in all public offices deemed necessary by the Agent) or other instruments and documents as the Agent may reasonably request, in a form satisfactory to the Agent, to perfect and keep perfected the Liens in the Collateral (in favor of Agent for the benefit of Lenders and itself) or to otherwise protect and preserve the Collateral and the Agent’s Liens therein. If the Borrower fail to do so, the Agent is authorized to sign any such financing statements (or, if no signature is required in the filing jurisdiction, file such financing statements without Borrower’s signature) as the Borrower’s agent. The Borrower further agree that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

6.3.            Loss of Value of Collateral. Borrower agrees to immediately notify the Agent of any material loss or impairment of over $250,000 in the value of the Collateral or any portion thereof.

6.4.            Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, the Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral in particular, and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower. Borrower agrees to furnish any such information to the Agent promptly upon request. Any such financing statements, continuation statements or amendments may be signed by the Agent on behalf of Borrower and may be filed at any time with or without signature and in any jurisdiction as reasonably determined by the Agent.

6.5.            Third Party Agreements. Borrower shall at any time and from time to time take such steps as the Agent may reasonably require for the Agent: (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Agent, of any third party having possession of any of the Collateral that the third party holds for the benefit of the Agent, (ii) to obtain “control” (as defined in the Code) of any Deposit Accounts, with a DACA, and (iii) otherwise to ensure the continued perfection and priority of the Agent’s security interest in any of the Collateral and of the preservation of its rights therein.

6.6.            All Advances One Obligation. Payment of all Liabilities shall be secured by the Collateral and pursuant to certain of the terms of this Agreement and the Financing Agreements. All loans or advances made to Borrower under this Agreement shall constitute one Loan, and all of the Borrower’s Liabilities shall constitute one general obligation secured by Agent’s Lien on all of the Collateral and by all other Liens heretofore, now, or at any time or times granted to Agent to secure the Liabilities (for the ratable benefit of Lenders and Agent). Borrower agrees that all of the rights of Agent set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto and the Financing Agreements, unless otherwise agreed in writing by the Agent or Required Lenders, as applicable.

6.7.            Commercial Tort Claims. If Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code), Borrower shall promptly notify the Agent of same in a writing signed by Borrower (describing such claim in reasonable detail) and grant to the Agent (for the ratable benefit of the Lenders) in such writing (at the sole cost and expense of the Borrower) a continuing, second-priority security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to the Agent in its sole and absolute determination.

7.            REPRESENTATIONS AND WARRANTIES.

The Borrower, jointly and severally, represent and warrant to Agent and the Lenders that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

7.1.            Existence. Borrower is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of California. Borrower is duly qualified and in good standing as a foreign limited liability company authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties. Borrower has all requisite limited liability company power to carry on its business as now being conducted and as proposed to be conducted.

7.2.            Authority. The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements to which Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its limited liability company powers; (ii) are duly authorized by the manager of Borrower and, if applicable, the member of Borrower; and (iii) are not in contravention of the terms of its limited liability company agreement, or of any indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; and (iii) will not, except in favor of Agent, result in the imposition of any Lien upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected.

7.3.            Binding Effect. This Agreement and all of the other Financing Agreements to which any Credit Party is a party are the legal, valid and binding obligations of such Credit Party and are enforceable against such Credit Party in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights and remedies generally.

7.4.            Financial Data.

(a)            All income statements, balance sheets, cash flow statements, statements of operations, financial statements, and other financial data which have been or shall hereafter be furnished to the Agent and the Lenders for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Credit Parties, the Property Owners and the Operating Companies, as applicable, as of the dates thereof and the results of its operations for the period(s) covered thereby.

(b)            Since December 31, 2020, there has been no Material Adverse Change with respect to any Credit Party or any tenant of the Facilities or in the operations of the Facilities.

7.5.            Collateral. Except for the Permitted Liens, all of the Collateral is and will continue to be owned by the Borrower, have been or will be fully paid for, and are free and clear of all Liens. No financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording or filing office, other than those identifying the Agent as the secured creditor.

7.6.            Solvency. Each Credit Party and each Property Owner is solvent, is able to pay such entity's debts as they mature or become due, has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns assets and property having a value both at fair valuation and at present fair saleable value on a going concern basis (as determined in a manner and based upon assumptions satisfactory to the Agent in its reasonable determination) greater than the amount required to pay all of its debts and liabilities, including, without limitation, all of the Liabilities. No Credit Party will be rendered insolvent by the execution and delivery of this Agreement or any Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder.

7.7.            Principal Place of Business; State of Formation. The principal place of business and chief executive office of Borrower is located at 2 South Pointe Drive, Suite 100, Lake Forrest, California 92630. The books and records of the Borrower and all records of account are located at the principal place of business and chief executive office of the Borrower. Borrower’s state of formation is the State of California.

7.8.            Other Names. Borrower has not used, and Borrower shall not hereafter use, any name (including, without limitation, any tradename, tradestyle, assumed name, division name or any similar name) other than the name set forth in the introductory paragraph of this Agreement.

7.9.            Tax Liabilities. Each Credit Party and, to the Borrower’s knowledge, each Property Owner and each Operating Company has filed all federal, state and local tax reports and returns required by any Law or regulation to be filed by it, except for extensions duly obtained or except as permitted under Section 8.4, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

7.10.            Loans. Borrower is not obligated on any loans or other Indebtedness, other than the Liabilities.

7.11.            Margin Securities. The use of the proceeds of the Loan and Borrower’s issuance of the Note will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T or X of the Board of Governors of the Federal Reserve System. No Credit Party owns any margin securities and none of the Loan advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

7.12.            Subsidiaries. No Borrower has any subsidiaries.

7.13.            Litigation and Proceedings. No judgments are outstanding against any Credit Party or Property Owner or, to the knowledge of Borrower, any Operating Company, nor is there as of any such date pending or, to the Borrower’s knowledge, threatened, any litigation, suit, action, contested claim, or federal, state or municipal governmental proceeding by or against any Credit Party, any Property Owner or the Operating Company or any of its property, in each case, involving an aggregate amount of Fifty Thousand Dollars ($50,000) or more.

7.14.            Other Agreements. Neither any Credit Party nor any Property Owner, nor, to the Borrower’s knowledge, any Operating Company is in material default under or in breach of any material agreement, contract, lease, or commitment to which it is a party or by which it is bound. Borrower does not know of any dispute regarding any agreement, contract, instrument, lease or commitment which could reasonably be expected to have a Material Adverse Effect.

7.15.            Compliance with Laws and Regulations. The execution and delivery by Borrower of this Agreement and by each Credit Party of all of the other Financing Agreements to which any Credit Party is a party and the performance of such Person’s obligations hereunder and thereunder are not in contravention of any material Law, rule or regulation, including, without limitation, Healthcare Laws. Each Credit Party and each Property Owner and, to the Borrower’s knowledge, each Operating Company, has all licenses, certificates of need, authorizations, approvals and permits necessary in connection with the operation of its business (including, without limitation, all certificates needed for each Operating Company to participate in the Medicare and Medicaid programs). Each Facility is operated as a skilled nursing facility and its licensed bed capacity is as set forth on Schedule 7.15. The licenses, authorizations, permits and other approvals listed on Schedule 7.15 constitute all the licenses, authorizations, permits and other approvals required by each Operating Company to operate the applicable Facility at such licensed bed capacities applicable for such Operating Company. Each Credit Party and each Property Owner and, to the Borrower’s knowledge, each Operating Company has obtained all licenses, authorizations, approvals, licenses and permits necessary in connection with the operation of its business, including, without limitation, licenses with respect to the Facilities issued by the Georgia Department of Community Health designated as a “Skilled Nursing Facility” and/or any other designation required to operate the Facilities in the manner and for the purposes currently operated. All such licenses, authorizations, approvals and permits are in full force and effect and each Credit Party shall keep such items in full force and effect during the term of this Agreement. Each Real Estate Lease shall at all times during the term of this Agreement require that the Operating Company party to such Real Estate Lease keep such licenses, authorizations, approval and permits in full force and effect. Each Credit Party is in compliance with all Laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance could not reasonably be expected to result in a Material Adverse Effect. No Facility is subject to any proceeding for revocation, suspension or issuance of a probationary license or any certificate of need issued by any governmental authority and any Person succeeding to the functions thereof, and there has not been instituted any Medicare or Medicaid termination action by such commission. Neither any Credit Party nor any Property Owner nor, to the Borrower’s knowledge, any Operating Company has received any notice from any governmental authority that such governmental authority has imposed or intends to impose any enforcement actions, fines or penalties for any failure or alleged failure to comply with HIPAA.

7.16.            Intellectual Property. No Credit Party owns or otherwise possess any registered patents, patent applications, copyrights, trademarks, trademark applications, trade names, or service marks. To the Borrower’s knowledge, none of any Credit Party’s intellectual property infringes on the rights of any other Person.

7.17.            Environmental Matters. Except as otherwise disclosed in the Environmental Reports, neither any Credit Party nor any Property Owner nor, to the knowledge of the Borrower, any Operating Company, has Managed Hazardous Substances on or off its Property other than in compliance with Environmental Laws, except to the extent any such non-compliance could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party and, to the knowledge of Borrower, the Operating Company, has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business at the Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or Property. Neither any Credit Party nor any Property Owner nor, to the knowledge of the Borrower, any Operating Company, has any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect. During the term of this Agreement, the Borrower shall not permit (and shall cause the Property Owners and Operating Companies not to permit) others to, Manage, whether on or off their Property, Hazardous Substances. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing and to the extent an Operation and Maintenance Plan has been prepared with respect to a Facility and provided to Agent, the applicable Property Owner shall be permitted to manage existing asbestos and lead-based paint materials present on such Facility on the date hereof in accordance with such Operation and Maintenance Plan. The Borrower shall take or cause Property Owners or the Operating Companies take prompt action in material compliance with Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of their respective business or Property. Neither any Credit Party nor any Property Owner nor, to the knowledge of the Borrower, any Operating Company, has received any Environmental Notice.

7.18.            Disclosure. None of the representations or warranties made by any Credit Party herein or in any Financing Agreement to which such Credit Party is a party and no other written information provided by the Credit Parties or their respective representatives to the Agent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Borrower has disclosed to Agent all facts of which Borrower has knowledge which at any time hereafter might result in a Material Adverse Effect.

7.19.            Pension Related Matters. If applicable, each employee pension plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA and to which any Credit Party or any ERISA Affiliate has or had any obligation to contribute (a “Multiemployer Plan”)) maintained by any Credit Party or any of their respective ERISA Affiliates to which Title IV of ERISA applies, if any, and (a) which is maintained for employees of any Credit Party or any of their respective ERISA Affiliates or (b) to which any Credit Party or any of their ERISA Affiliates made, or was required to make, contributions at any time within the preceding five (5) years (a “Plan”), complies, and is administered in accordance, with its terms and all material applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and any successor statute thereto (the “Tax Code”), and with all material applicable rulings and regulations issued under the provisions of ERISA and the Tax Code setting forth those requirements. No “Reportable Event” or “Prohibited Transaction” (as each is defined in ERISA) or withdrawal from a Multiemployer Plan caused by any Credit Party has occurred and no funding deficiency described in Section 302 of ERISA caused by any Credit Party exists with respect to any Plan or Multiemployer Plan which could have a Material Adverse Effect. If and to the extent applicable, the Credit Parties and each ERISA Affiliate have satisfied all of their respective funding standards applicable to such Plans and Multiemployer Plans under Section 302 of ERISA and Section 412 of the Tax Code and the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA (“PBGC”) has not instituted any proceedings, and there exists no event or condition caused by any Credit Party which would constitute grounds for the institution of proceedings by PBGC, to terminate any Plan or Multiemployer Plan under Section 4042 of ERISA which could have a Material Adverse Effect.

7.20.            Perfected Security Interests. The Lien in favor of the Agent (for its benefit and the benefit of the Lenders) provided pursuant to Section 6.1 hereof is a valid and, when properly perfected by the timely filings, deliveries, notations and other actions contemplated by the Financing Agreements in the appropriate jurisdictions, will constitute the first priority security interest in the Collateral (subject only to the Permitted Liens).

7.21.            Real Estate. As of the Closing Date, no Property Owner owns or leases any Property other than the Real Property. Property Owners own good and marketable fee simple title to all of the Real Property. The Borrower has delivered true, correct and complete copies of the fully-executed Real Estate Leases and all material instruments, agreements and documents entered into in connection therewith (including all Exhibits and Schedules thereto) to the Agent on the Closing Date.

7.22.            Ownership; Capitalization. Schedule 7.22 sets forth the correct legal name, jurisdiction of organization and, if applicable, the organizational identification number assigned by the applicable jurisdiction of organization of the Property Owners. The authorized Capital Securities of each of the Property Owners is as set forth on Schedule 7.22. All issued and outstanding Capital Securities of each of the Property Owners is duly authorized and validly issued, and if the Capital Securities of a corporate entity, fully paid, nonassessable, and in each case is free and clear of all Liens other than those in favor of the Agent, and such Capital Securities were issued in compliance with all applicable Laws. The identity of the holders of the Capital Securities of each of the Property Owners and the percentage of their fully diluted ownership of the Capital Securities of each of the Property Owners as of the Closing Date is set forth on Schedule 7.22. As of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Property Owner of any Capital Securities of any such entity.

7.23.            Broker’s Fees. No Credit Party has any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Loan or this Agreement.

7.24.            Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.25.            Business of Borrower. The sole business of the Borrower is to own the 100% of the membership interests (and any other equity interest) in the Property Owners.

7.26.            Offenses and Penalties Under the Medicare or Medicaid Programs. Neither any Credit Party nor any Property Owner nor, to the Borrower’s knowledge, any Operating Company and/or officers of such Credit Party, Property Owner or, to the Borrower’s knowledge, any Operating Company is currently under investigation or prosecution for, nor has any Credit Party or Property Owner, or to the Borrower’s knowledge, any Operating Company or any Affiliate or officer of such Person been convicted of: (a) any offense related to the delivery of an item or service under the Medicare or Medicaid programs; (b) a criminal offense related to neglect or abuse of patients in connection with the delivery of a health care item or service; (c) fraud, theft, embezzlement or other financial misconduct; (d) the obstruction of an investigation of any crime referred to in subsections (a) through (c) of this Section; or (e) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance. Neither any Credit Party nor any Property Owner nor, to the Borrower’s knowledge, any Operating Company and/or officers of such Credit Party, Property Owner or Operating Company have been required to pay any civil money penalty under applicable Laws regarding false, fraudulent or impermissible claims or payments to induce a reduction or limitation of health care services to beneficiaries of any state or federal health care program, nor, is any such Credit Party, such Property Owner, such Operating Company or and/or officer of such Person currently the subject of any investigation or proceeding that may result in such payment. Neither any Credit Party nor any Property Owner nor any Operating Company and/or officers of such Credit Party, such Property Owner or such Operating Company have been excluded from participation in the Medicare or Medicaid programs or any program funded under the “Block grants” to States for Social Services (Title XX) Program.

7.27.            Medicaid/Medicare. Neither any Credit Party nor any Property Owner nor, to the Borrower’s knowledge, any Operating Company nor any officer or director of such Person has engaged in any of the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under Medicare or Medicaid; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under Medicare or Medicaid; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under Medicare or Medicaid on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration: (i) in return for referring any individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (ii) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole in part by Medicare or Medicaid.

7.28.            Labor Matters. Borrower has no employees. There are no strikes or other labor disputes pending or, to the knowledge of Borrower, threatened against any Property Owner or Operating Company.

7.29.            USA Patriot Act; Absence of Foreign or Enemy Status. Neither any Credit Party nor any of its Affiliates is identified in any OFAC List. Each Credit Party, and their respective Subsidiaries and Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Neither any Credit Party nor any Affiliate of such Credit Party is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any Affiliate of such Credit Party is in violation of, nor will the use of the Loan violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

7.30.            Beneficial Ownership Certification. The information included in any Beneficial Ownership Certification provided to the Agent under or in connection with this Agreement is true and correct in all respects as of the date of delivery thereof.

7.31.            Closing Date Acquisition.

(a)            The Closing Date Acquisition has been consummated contemporaneously with the execution and delivery of this Agreement in accordance with the terms of the Closing Date Purchase Documents, subject to such modifications, supplements and waivers as the Agent shall have approved in writing.

(b)            No party to any Closing Date Purchase Document has waived, without the consent of the Agent, any condition precedent to the obligations of any such party to close as set forth in the Closing Date Purchase Documents.

(c)            The aggregate consideration payable under the Closing Date Purchase Documents is equal to $130,000,000.

(d)            True and complete copies of all of the Closing Date Purchase Documents have been delivered to the Agent, together with a true and complete copy of each document to be delivered at the closing of the Closing Date Acquisition.

(e)            Except as set forth in the Closing Date Purchase Documents delivered to the Agent prior to the date hereof, there are no other agreements, oral or written, with respect to which any Credit Party thereof has any obligation or liability with respect to the Closing Date Acquisition.

(f)            No Property Owner nor, to the knowledge of Borrower, any other Person party to the Closing Date Purchase Documents is in default in the performance or compliance with any provisions thereof.

(g)            The Closing Date Purchase Documents comply with, and the Closing Date Acquisition has been consummated in accordance with, all applicable Laws, including, without limitation, all Healthcare Laws.

(h)            The Closing Date Purchase Documents are in full force and effect as of the date hereof and have not been terminated, rescinded or withdrawn.

(i)            All material requisite approvals by governmental authorities having jurisdiction over the Closing Date Sellers, the Credit Parties and other Persons referenced therein with respect to the transactions contemplated by the Closing Date Purchase Documents have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Closing Date Purchase Documents or to the conduct by any Credit Party of its business thereafter which have not been satisfied within the time periods specified therein.

(j)            To the knowledge of the Borrower, none of the Closing Date Seller’s respective representations or warranties in the Closing Date Purchase Documents contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein made, in the context in which made, not misleading.

8.            AFFIRMATIVE COVENANTS.

Borrower covenant and agree that, as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

8.1.              Reports, Certificates and Other Information. Borrower shall deliver or cause to be delivered to the Agent:

(a)            Annual Financial Statements. On or before the one hundred twentieth (120th) day after each fiscal year of the Borrower, Property Owners and the Operating Companies commencing with the Fiscal Year ended December 31, 2021, (1) a copy of the annual consolidated and consolidating financial statements of Borrower and Property Owners (broken out for each of the Facilities), provided an appendix to such annual audit shall set forth the consolidating financial performance of Borrower and each Property Owner, duly certified and audited by independent certified public accountants of nationally recognized standing selected by Borrower (with Agent’s reasonable consent) pursuant to an unqualified report of such independent certified public accountants, consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP; provided, however, that a schedule to Summit’s annual 10-K filing shall be deemed sufficient to satisfy the foregoing requirement and (2) a copy of the annual consolidated and consolidating financial statements of the Operating Companies (broken out for each of the Facilities), reviewed by independent certified public accountants of nationally recognized standing selected by Borrower (with Agent’s reasonable consent), consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP;

(b)            Monthly Reports. On or before the forty-fifth (45th) day after the end of each month (1) a copy of internally prepared financial statements of the Borrower and Property Owners prepared in accordance with GAAP, and in a manner substantially consistent with the financial statements referred to in Section 8.1(i) consisting of, at least, an income statement and balance sheet, and if available, a statement of cash flow, as at the close of such month and statements of earnings for such month and for the period from the beginning of the Fiscal Year to the close of such month and (2) a copy of internally prepared financial statements of the Operating Companies prepared in accordance with GAAP and in a manner substantially consistent with the financial statements referred to in Section 8.1(i) hereof but specific to the operations of the Operating Companies of the Facilities on a consolidated basis consisting of, at least, an income statement, a balance sheet, a statement of cash flow (if available) and statements of earnings for such month and for the period from the beginning of the Fiscal Year to the close of such month. In addition, Borrower shall provide to Agent upon request from time to time a census report with respect to the Facilities, and if and to the extent available to Borrower or Property Owners from the Operating Companies pursuant to the Real Estate Leases, an accounts payable aging, the most recently filed Form 941 and proof of payroll taxes then due and payable having been paid.

(c)            Certificates. Contemporaneously with the delivery of the monthly internally prepared financial statements of the Borrower and Property Owners required under Section 8.1(b), a certificate (a "Monthly Fee Certificate") setting forth the calculation of Available Cash Flow, Net Cash Flow and Monthly Fee with respect to such month, in form and substance reasonably satisfactory to the Agent, signed on behalf of the Borrower by a Duly Authorized Person. Contemporaneously with the furnishing of each annual financial statement and within forty-five (45) calendar days of each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2022, a duly completed compliance certificate with appropriate insertions, in form and substance reasonably satisfactory to the Agent (a “Compliance Certificate”), dated the date of such annual financial statement or such Fiscal Quarter and signed on behalf of the Borrower by a Duly Authorized Person, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it. In addition, each Compliance Certificate shall contain a computation of, and show compliance with, the financial ratios and restrictions set forth in Section 9.12 hereof including, without limitation, financial statements of each Facility necessary to determine compliance with Section 9.12 with respect to such Facility. The computation and calculation of the financial ratios in each Compliance Certificate shall be in form and substance reasonably acceptable to the Agent.

(d)            Real Estate Taxes. As paid, evidence of timely payment of real estate taxes owed on the Real Property.

(e)            Tax Returns. Promptly, and in any event no later than 10 days following the filing thereof, copies of all tax returns filed by Borrower or any Property Owners.

(f)            Notice of Default, Regulatory Matters, Litigation Matters or Adverse Change in Business. Promptly upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto: (i) the occurrence of a Default or an Event of Default; (ii) except for actions described in clause (iv) below, the institution or threatened institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of Fifty Thousand Dollars ($50,000) in the aggregate are sought; (iii) the receipt of any written notice from any Governmental Authority concerning any material violation or potential material violation of any regulations, rules or Laws applicable to Borrower, a Property Owner or an Operating Company; (iv) the occurrence of any personal injury or other action that is not covered by insurance (or if presumably covered by insurance, the applicable insurance company has not confirmed coverage or liability for payment in writing) that could reasonably be expected to give rise to a tort claim against Borrower, a Property Owner or an Operating Company for an amount equal to or in excess of Fifty Thousand Dollars ($50,000); or (v) any Material Adverse Change.

(g)            Insurance Reports. (i) At any time after a Default and upon the request of the Agent, a certificate signed by a Duly Authorized Person that summarizes the property, casualty, liability and malpractice insurance policies carried by any of the Borrower, Property Owners or the Operating Companies, and that certifies that the Agent is the named additional insured, and lender’s loss payee, as applicable, with respect to all insurance policies (such certificate to be in form and substance satisfactory to the Agent), and (ii) written notification of any material change in any such insurance by the Borrower within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.

(h)            Interim Reports. Promptly upon receipt thereof, copies of any management letters and interim and supplemental reports submitted to any Credit Party by the independent accountants in connection with any interim audit of the books of the Borrower and copies of each management control letter provided to the Borrower by independent accountants.

(i)            Affiliate Transactions. Upon the Agent’s request from time to time, a reasonably detailed description of each of the transactions between Borrower and any of its Affiliates during the time period requested by the Agent, which shall include, without limitation, the amount of money either paid or received, as applicable, by the Borrower in such transactions.

(j)            Annual Budgets. As soon as available following the end of each Fiscal Year, but in any event not later than forty-five (45) days after the end of such Fiscal Year, an annual operating plan for each Facility for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year, (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, and (iv) includes a description of estimated restructuring expenses to be incurred for the following year, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures.

(k)            Lease Reports. Promptly upon receipt, copies of any material reports or notifications required to be delivered by any Operating Company to a Property Owner pursuant to the terms of any Real Estate Lease, including, without limitation, annual financial statements of the Operating Companies, quarterly financial statements of the Operating Companies and the other reports required under Section 5(ii) and any other applicable reporting section set forth in any Real Estate Lease, as applicable (and any other successor provisions).

(l)            Health Care Reporting. Furnish to the Agent each of the following, to the extent applicable to any Operating Company or Facility: (i) within three (3) Business Days of receipt by any Operating Company of Form 2567 from any Governmental Authority or any other copy of any healthcare related licensure and annual or biannual certification survey report and any statement of deficiencies and any survey (other than the annual or biannual survey) indicating a violation or deficiency with a scope and severity that could be reasonably expected to adversely affect either the right to continue participation in Medicare, Medicaid or other reimbursement programs for existing patients or the right to admit new Medicare patients, Medicaid patients or other reimbursement program patients or result in the loss or suspension of any Operating Company’s licenses and permits to operate the Facilities or the placement of any Facility on the Special Focus Facility list of CMS, a copy of such certification survey report, statement of deficiency or other survey, and within the time period required by the particular agency for submission, a copy of the plan of correction with respect thereof if such plan of correction is required by such agency issuing the statement of deficiency or notice of violation, and correct or cause to be corrected any such deficiency or violation within the time period required for cure by such agency; (ii) to the extent not required in clause (i) above, within seven (7) Business Days of receipt by any Operating Company of Form 2567 from any Governmental Authority or any other healthcare related licensure and annual or biannual certification survey report and any statement of deficiencies and any survey (other than the annual or biannual survey) indicating a violation or deficiency with a scope and severity above “G”, a copy of such certification survey report, statement of deficiency or other survey, and within the time period required by the particular agency for submission, a copy of the plan of correction with respect thereof if such plan of correction is required by such agency issuing the statement of deficiency or notice of violation, and correct or cause to be corrected any such deficiency or violation within the time period required for cure by such agency, subject to such agency’s normal appeal process, (iii) within fifteen (15) days of the receipt by Borrower, any and all notices disclosing an adverse finding from any licensing, certifying and/or reimbursement agencies that any Operating Company’s license, Medicare or Medicaid certification or entitlement to payments pursuant to any program of such Operating Company is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend any rights pursuant to Operating Company’s license, certification or program; and (iv) within five (5) Business Days of the date of the required filing of cost reports of any Operating Company with Medicaid, Medicare or other applicable agency or pursuant to any program, or the date of actual filing of such cost report of such Operating Company, whichever is earlier, a complete and accurate copy of the annual Medicaid, Medicare and other cost reports for such Operating Company, which will be prepared by an independent certified public accountant or by an experienced cost report preparer reasonably acceptable to Agent, and promptly furnish to Agent any amendments filed with respect to such reports and all responses, audit reports or inquiries with respect to such reports

(m)            Beneficial Ownership Certification. Promptly after knowledge thereof shall have come to the attention of any responsible officer of Borrower, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to the Agent that (i) would result in a change to the list of beneficial owners identified in such certification and (ii) is required to maintain compliance with the Beneficial Ownership Regulation.

(n)            Senior Lender Reports. Concurrently with delivery thereof, without duplication (i) all reports delivered to the Senior Mortgage Lenders delivered as part of the Senior Mortgage Loan Documentation to the extent not described in this Agreement, and (ii) all reports delivered to the Subordinated Mortgage Lenders delivered as part of the Subordinated Mortgage Loan Documentation to the extent not described in this Agreement.

(o)            Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Facilities, the Credit Parties, the Property Owners, the Operating Companies and their respective operations, business, properties, condition or otherwise as the Agent or any Lender may reasonably request from time to time, including, without limitation, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

8.2.              Inspection; Audit Fees. Borrower will keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Agent, or any Person designated by the Agent in writing from time to time, shall have the right: (a) from time to time hereafter (but no more than two (2) times per calendar year prior to an Event of Default), to call and visit at Borrower’s place or places of business (or any other place where the Collateral or any information relating thereto is kept or located) during ordinary business hours and, prior to any Event of Default, upon reasonable advance notice (and after any Event of Default, at any time during normal business hours without the requirement of any advance notice), (i) to inspect, audit, check and make copies of and extracts from Borrower’s and Property Owner’s books, records, journals, orders, receipts and any correspondence and other data relating to its business or to any transactions between the parties hereto, and (ii) to discuss the affairs, finances and business of the Borrower and Property Owners with any of the Duly Authorized Persons, and (b) to make such verification concerning the Collateral as the Agent may consider reasonable under the circumstances. Borrower agrees to pay on demand all costs, expenses and reasonable fees incurred by Agent in connection with any inspections or audits of the Borrower performed by the Agent under this Section. All such amounts incurred by the Agent hereunder shall bear interest hereunder and shall be additional Liabilities of the Borrower to the Agent, secured by the Collateral, if not promptly paid upon the request of the Agent.

8.3.              Conduct of Business. Borrower shall, and shall cause each Property Owner to, maintain its limited liability company existence, maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other intellectual property, contracts and other rights necessary to the conduct of its business, continue in, and limit its operations to, the same general line of business as that currently conducted and comply with all applicable Laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities, including, without limitation, Healthcare Laws, except to the extent any such non-compliance could reasonably be expected to result in a Material Adverse Effect. Borrower shall, and shall cause each Property Owner to, keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to its business and affairs, in accordance with GAAP, consistently applied.

8.4.              Claims and Taxes. Borrower agrees to indemnify and hold the Agent and Lenders harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of Borrower’s or any Property Owner's property and assets, including, without limitation, the Collateral. Borrower agrees to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of Borrower’s and each Property Owner's real and personal property taxes, assessments and charges and all of Borrower’s and each Property Owner's franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against Borrower or a Property Owner, or payable by Borrower or a Property Owner, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that the Borrower or the applicable Property Owner shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) Borrower or such Property Owner established adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest could not be expected to result in a Material Adverse Effect.

8.5.              State of Formation. The State of California shall remain Borrower’s State of formation, unless: (a) Borrower provides the Agent with at least thirty (30) days prior written notice of any proposed change, (b) no Event of Default then exists or will exist immediately after such proposed change, and (c) Borrower provides the Agent with, at the Borrower’s sole cost and expense, such financing statements, and such other agreements and documents as the Agent shall reasonably request in connection therewith.

8.6.              Liability Insurance. Borrower shall maintain or cause the Property Owners to maintain or cause the Operating Companies to maintain, at their expense, general liability insurance, business interruption insurance and environmental liability insurance (and Borrower shall cause the Property Owners to require the Operating Companies to maintain, at their expense, professional liability insurance) in such amounts and with such deductibles as are acceptable to the Agent in its reasonable determination and shall deliver to the Agent a certified copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing the Agent as additional insured thereunder and providing that the insurance company will give the Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled.

8.7.              Property Insurance. Borrower shall, or shall cause the Property Owners to keep and maintain or require the Operating Companies, at their expense, to keep and maintain their respective assets insured against loss or damage by fire, theft, explosion, spoilage, and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount at least equal to the full insurable value of all such property. All such policies of insurance shall be in form and substance reasonably satisfactory to the Agent. The Borrower shall deliver to the Agent a copy of each policy of insurance and evidence of payment of all premiums therefor. UNLESS THE BORROWER PROVIDE THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT WITHIN FIVE BUSINESS DAYS FOLLOWING AGENT’S WRITTEN REQUEST, THE AGENT MAY PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE LENDER’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE LENDER MAY NOT PAY ANY CLAIMS THAT THE BORROWER MAKE OR ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THE BORROWER HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE LIABILITIES SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

8.8.              Environmental. The Borrower shall promptly notify and furnish Agent with a copy of any and all Environmental Notices which are received by it, any Property Owner or any Credit Party in connection with any Property. The Borrower shall cause the Property Owners to take, or require the Operating Companies to take, prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Agent with a description of the Borrower’s or such Credit Party’s Response thereto. The Borrower shall (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) keep and maintain the Property and each portion thereof in compliance with, and not cause or permit the Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect.

8.9.              Reserved.

8.10.            Intellectual Property. If after the Closing Date Borrower shall own or otherwise possess any registered patents, copyrights, trademarks, trade names, or service marks (or file an application to attempt to register any of the foregoing), Borrower shall promptly notify the Agent in writing of same and execute and deliver any documents or instruments (at the Borrower’s sole cost and expense) reasonably required by Agent to perfect a security interest in and lien on any such federally registered intellectual property in favor of the Agent (for the ratable benefit of the Lenders) and assist in the filing of such documents or instruments with the United States Patent and Trademark Office and/or United States Copyright Office/Library of Congress or other applicable registrar.

8.11.            Change of Location; Etc. Borrower shall not permit any Property Owner to move any of its property, except as and only if permitted by, the Senior Loan Documentation and the Subordinated Mortgage Loan Documentation. If the Borrower desire to change its principal place of business and chief executive office, the Borrower shall notify the Agent thereof in writing no later than thirty (30) days prior to such change and the Borrower shall provide the Agent with, at Borrower’s sole cost and expense, such financing statements and other documents as the Agent shall reasonably request in connection with such change. If the Borrower shall decide to change the location where its books and records are maintained, the Borrower shall notify the Agent thereof in writing no later than thirty (30) days prior to such change.

8.12.            Health Care Related Matters. Each Operating Company shall continue to be duly licensed by the State of Georgia to operate the applicable Facility with no less than the number of licensed beds as set forth on Schedule 7.15 and shall otherwise maintain Medicare and Medicaid provider status. The Borrower shall cause Property Owners to require each Operating Company to maintain all licenses, permits, certificates of need, reimbursement contracts and programs, and any other agreements necessary for the use and operation of the respective Facilities or as may be necessary for participation of such Operating Company in Medicare and Medicaid and other applicable reimbursement programs, to remain in full force and effect at all times. Each Operating Company shall at all times maintain in full force and effect a Medicare and Medicaid certification and a Medicare and Medicaid provider agreement. Each Credit Party, Property Owner and Operating Company shall at all times be in material compliance with all rules and regulations of the CMS and shall take all necessary steps to protect personally identifiable health information for each patient substantially in accordance with the CMS Laws and regulations.

8.13.            US Patriot Act. Borrower covenants to Agent that if Borrower becomes aware that any Credit Party or its respective Affiliates is identified on any Blocked Persons List (as identified in Section 7.29 hereof), Borrower shall immediately notify Agent in writing of such information. Borrower further agrees that in the event that it or any Affiliate is at any time identified on any Blocked Persons List, such event shall be an Event of Default, and shall entitle Agent to exercise any and all remedies provided in any Financing Agreements or otherwise permitted by Law. In addition, in response to any such notice Agent may immediately contact the Office of Foreign Assets Control and any other Governmental Authority Agent deems appropriate in order to comply with its obligations under any Law, regulation, order or decree regulating or relating to terrorism and international money laundering.

8.14.            Further Assurances. Borrower will, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Agent or any Lender may from time to time reasonably request in order to carry out the intent and purposes of this Agreement and the other the Financing Agreements and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first-priority Lien in favor of the Agent on the Collateral (including Collateral acquired after the date hereof), subject to Permitted Liens, including, as set forth in Section 9.1 of this Agreement.

8.15.            Single Purpose Entity Provisions. The business and purposes of Borrower is and will continue to be limited to the following:

(i)            to own and hold 100% of the membership interests in the Property Owners;

(ii)            to enter into and perform its obligations under the Financing Agreements; and

(iii)            to engage in any lawful act or activity and to exercise any powers permitted to entities of its type pursuant to the Laws of its state of organization that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

Borrower agrees and covenants that it shall:

(i)            not own any asset or property other than (A) 100% of the membership interests in the Property Owners, and (B) incidental personal property, such as the Distributions Deposit Account, necessary for the ownership of the Property Owners and to perform its obligations under the Financing Documents;

(ii)            remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets, to the extent of its assets, as the same shall become due;

(iii)            do or cause to be done all things necessary or desirable to observe organizational formalities of Borrower and preserve its existence; and

(iv)            to the extent of cash flow available from operations, maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

8.16.            Operation and Maintenance Plans. If an Operation and Maintenance Plan has been established with respect to any Facility, Borrower shall cause the applicable Property Owner to comply with in a timely manner or require the applicable Operating Company to comply in a timely manner with, and cause all of their respective employees, agents, and contractors and any other persons encompassed by the Operation and Maintenance Plan and present on the Facility, including, without limitation, any employee, agent or contractor of the applicable Operating Company, to comply with the Operation and Maintenance Plan. All costs of performance obligations under any Operation and Maintenance Plan shall be paid by Property Owners or the Operating Companies, and Agent’s out-of-pocket costs incurred in connection with the monitoring and review of the Operation and Maintenance Plan and the performance thereof shall, without duplication if paid to the Subordinated Agent, be paid by Borrower upon demand by Agent. Any such out-of-pocket costs of Agent which Borrower fails to pay promptly shall become an additional part of the Liabilities.

8.17.            Distribution Deposit Account. No later than January 29, 2022, Borrower shall have established the Distributions Deposit Account and Borrower, Agent and the bank at which the Distributions Deposit Account is established shall have entered into a DACA with respect to said account.

9.            NEGATIVE COVENANTS.

Borrower covenants and agrees that as long as any Liabilities (other than contingent indemnification obligations) remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

9.1.              Encumbrances. Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, other than the following (“Permitted Liens”): (a) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower shall, if appropriate under GAAP, has set aside on its books and records adequate reserves, provided, that such contest does not have a Material Adverse Effect; (b)  Liens in favor of the Agent.

9.2.              Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except the Liabilities. Borrower shall not permit the Property Owners to incur any Indebtedness other than as permitted under the Senior Mortgage Loan Documentation and the Subordinated Mortgage Loan Documentation.

9.3.              Consolidations, Mergers or Acquisitions. Borrower shall not, and shall not permit a Property Owner to, be a party to any merger, consolidation, or exchange of stock or other equity, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets or property, or sell or assign, with or without recourse, any receivables. Borrower shall not form or have any direct or indirect subsidiaries, except for the Property Owners. Borrower shall not permit a Property Owner to form or have any direct or indirect subsidiaries.

9.4.              Investments or Loans. Borrower shall not, and shall not permit Property Owners to, make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except for (a) Borrower's ownership of the Property Owners, (b) investments in short-term direct obligations of the United States Government, (c)  investments in negotiable certificates of deposit issued by a bank satisfactory to the Agent, payable to the order of the Borrower or Property Owner, as applicable, or to bearer, and (d)  investments in commercial paper rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

9.5.              Guarantees. Borrower shall not, and shall not permit Property Owners to, guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business; provided, Property Owners shall enter into the Senior Mortgage Loan Documentation and the Subordinated Mortgage Loan Documentation.

9.6.              Disposal of Property. Borrower shall not (and shall not permit a Property Owner to) sell, assign, lease, transfer or otherwise dispose of any of its property or assets or rights to any Person, and Borrower shall not permit the Sale by Summit, Immediate Parent or any Affiliate of Summit of any direct or indirect ownership interests in Borrower or any Property Owners, except in the case of a Sale of all of the Properties or of all of the direct ownership interests in all Property Owners, and in connection therewith the payment in full of all amounts owing under this Agreement and all other Liabilities, including the payment of the Excess Cash Fees (as applicable), and if the Loan has not been repaid prior thereto, the repayment in full of the Loan and any Yield Maintenance Premium (as applicable).

9.7.              Use of Proceeds. Borrower shall not use the proceeds of the Loan for any purpose other than to contribute such funds to Property Owners to pay a portion of the purchase price under the Closing Date Purchase Documents and related transaction expenses.

9.8.              Loans to Officers; No Consulting and Management Fees. Borrower shall not, and shall not permit Property Owners to, make any loans to its members, managers, officers, employees, Affiliates, or to any other Person, and Borrower shall not, and shall not permit Property Owners to, declare, make or pay any consulting, management fees, investment banking fees, or similar fees or payments to its members, managers, officers, employees, agents, or Affiliates or any other Person, whether for services rendered to the Borrower, Property Owners or otherwise.

9.9.              Distributions and Equity Redemptions. Borrower shall not (i) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, manager, member, Affiliate or any other Person or (ii) purchase or redeem any of the membership interests or units of Borrower or any options or warrants with respect thereto, or set aside any funds for any such purpose; provided, however, that the Borrower may make distributions to Immediate Parent on a monthly basis within fifteen (15) days after the end of each month; provided that immediately before and after giving pro forma effect to any such distributions (1) no Default or Event of Default has occurred and is continuing or would result from the making or payment of such distribution and (2) not less than ten (10) days prior to any such distribution, the Borrower have delivered a true, correct and complete copy of an updated Compliance Certificate (together with the most recent financial statements delivered pursuant to Section 8.1 of this Agreement) demonstrating the Borrower’s compliance with the financial covenants set forth in Section 9.12 of this Agreement on a pro forma basis as of the last day of the then most recently ended month for which financial statements were required to be provided pursuant to Section 8.1 of this Agreement. Other than distributions of cash by Property Owners to Borrower that are deposited into the Distributions Deposit Account, Borrower shall not permit any Property Owner to (i) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, manager, member, Affiliate or any other Person or (ii) purchase or redeem any of the membership interests or units of a Property Owner or any options or warrants with respect thereto, or set aside any funds for any such purpose.

9.10.            Intentionally Omitted.

9.11.            Transactions with Affiliates. Subject to the proviso contained in Section 9.9 hereof, Borrower shall not, and shall not permit any Property Owner to, transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to any Affiliate; provided, however, that the Borrower or a Property Owner may enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable to the Borrower or such Property Owner, as applicable, than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate.

9.12.            Financial Ratios.

(a)            Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.05 to 1.00, calculated as of the last day of each Fiscal Quarter for the prior four fiscal quarters subject to adjustments to such calculation period as set forth in the definition of Fixed Charge Coverage Ratio.

(b)            Minimum EBITDAR. The Borrower shall not permit EBITDAR calculated at the end of any Fiscal Quarter during the term of this Agreement commencing with the Fiscal Quarter ending March 31, 2022, to be less than the applicable Minimum EBITDAR Amount; provided, however, that for purposes of (i) the Fiscal Quarter ending March 31, 2022, EBITDAR shall be calculated on a trailing three month basis and multiplied by 4, (ii) the Fiscal Quarter ending June 30, 2022, EBITDAR shall be calculated on a trailing six month basis and multiplied by 2, (iii) the Fiscal Quarter ending September 30, 2022, EBITDAR shall be calculated on a trailing nine month basis and multiplied by 1.33 and (iv) the Fiscal Quarter ending December 31, 2022 and each Fiscal Quarter thereafter, EBITDAR shall be calculated on a trailing twelve month basis.

(c)            Acknowledgement. Borrower acknowledge and agree that the calculation and computation of the foregoing financial ratios and covenants shall be reported on the Compliance Certificates required to be delivered pursuant to Section 8.1(c) hereof and be tested on each Fiscal Quarter ending during the term of this Agreement.

9.13.            Change in Nature of Business. Borrower shall not make any change in the nature of Borrower’s business carried on as of the Closing Date. Without the prior written consent of the Agent, which may be granted or withheld in the Agent’s sole discretion, Borrower shall not permit Property Owners to allow any Person other than the Operating Companies to operate or control any Facility, whether by management agreement, joint venture agreement or otherwise, other than the services provided by the Management Company pursuant to the Management Agreements.

9.14.            Other Agreements. Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which Borrower is a party or which would violate or breach any provision hereof or thereof, or that would or could reasonably be expected to adversely affect the Agent’s or any Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due, nor shall Borrower’s limited liability company agreement be amended or modified in any way that would violate or breach any provision hereof or of any Financing Agreement, or that would or could reasonably be expected to adversely affect the Agent’s or any Lender’s interests or rights under this Agreement and the other Financing Agreements or the likelihood that the Liabilities will be paid in full when due; provided, prior to any amendment or modification of Borrower’s limited liability company agreement, Borrower shall furnish a true, correct and complete copy of any such proposed amendment or modification to the Agent.

9.15.            Lock Box Accounts. Borrower shall not establish or open any deposit account, lockbox or blocked account with any Person after the Closing Date.

9.16.            State of Formation and Name. Except in accordance with Section 8.5 hereof, Borrower shall not change its state of formation from that of the State of California or its name as identified in the Recitals hereto.

9.17.            Environmental. Borrower shall not permit, and Borrower shall cause the Property Owners to require Operating Companies not to permit, any Property (including the Real Property) or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Substances except in compliance with all Environmental Laws.

9.18.            Real Estate Lease and Management Agreement. Borrower shall not permit any Property Owner to amend, modify or supplement (or provide a waiver with respect thereto) any Real Estate Lease or permit any Operating Company to amend, modify or supplement (or provide a waiver with respect thereto) any Management Agreement in any manner that would or could be expected to adversely affect the Agent’s or any Lender’s interests under this Agreement or the other Financing Agreements, or the likelihood that the Liabilities will be paid in full when due, without the Agent’s and the Required Lenders’ prior written consent. In any event, the Borrower shall provide the Agent with fifteen (15) days’ written notice prior to allowing any Property Owner to enter into any non-adverse amendment, modification or supplement to any Real Estate Lease or such Management Agreement allowed under this Section 9.18, which such notice shall indicate a reasonably detailed description of such non-adverse amendment, modification or supplement. Copies of any amendments to any Real Estate Lease or Management Agreement shall be provided to the Agent promptly following the execution thereof.

9.19.            Fiscal Year. Borrower shall not change its Fiscal Year.

9.20.            Tax Election. Borrower shall not change its tax election with the Internal Revenue Service without the prior written consent of the Agent.

9.21.            Certain Amendments or Waivers.

(a)            Organizational Documents. Without the prior written consent of the Agent, Borrower shall not permit its organizational documents (e.g., charter, certificate or limited partnership agreement, or other similar organizational documents), or those of Property Owners, to be amended or any provision thereof waived, the effect of which amendment or waiver could reasonably be expected to have a Material Adverse Effect or otherwise be materially adverse to the to the rights and interests of the Agent.

(b)            Mortgage Debt Documentation. Without the prior written consent of the Agent, Borrower shall not, nor shall it permit any of its subsidiaries to, seek, agree to or permit, directly or indirectly, the amendment or other change to any of the terms or conditions of the Senior Mortgage Loan Documentation or the Subordinated Mortgage Loan Documentation. Other than with respect to the Senior Mortgage Debt and the Subordinated Mortgage Debt in existence as of the Closing Date, Borrower shall not permit any of the Property Owners to incur any other Indebtedness for borrowed money. Borrower shall not enter in any agreement (oral or written) which could in any way be construed to designate any Indebtedness for borrowed money, other than the Liabilities, as senior debt under any subordination agreement.

10.            DEFAULT, RIGHTS AND REMEDIES OF THE LENDER.

10.1.            Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:

(a)            Borrower fails to pay (i) any principal or interest payable hereunder or under the Note on the date due, declared due or demanded in accordance with the terms hereof, or (ii) any other cost, expense, fee or other amount payable to the Agent or any Lender under this Agreement or under any other Financing Agreement (including, without limitation, the Note) within three (3) calendar days after the date when any such payment is due, declared due or demanded in accordance with the terms hereof;

(b)            Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements set forth in Sections 2.2, 8.1, 8.5, 8.6, 8.7, 8.9, 8.11, 8.12, or 8.l5 hereof, or any of the Sections of Article 9 hereof;

(c)            any Credit Party fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement (other than those specified in Section 10.1(b) hereof) or in any Financing Agreement to which it is a party and such failure or neglect shall continue for a period of twenty (20) calendar days;

(d)            any representation or warranty heretofore, now or hereafter made by any Credit Party in this Agreement or any of the other Financing Agreements is untrue, misleading or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by any Credit Party to the Agent or any Lender is untrue, misleading or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;

(e)            a judgment, decree or order requiring payment in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower or any Property Owner and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this clause (e) shall not apply to any judgment for which Borrower or such Property Owner, as applicable, is fully insured and with respect to which the insurer has admitted liability;

(f)            a notice of Lien, levy or assessment is filed or recorded with respect to any of the assets of Borrower or any Property Owner (including, without limitation, the Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other Governmental Authority or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of Borrower or any Property Owner (including, without limitation, the Collateral), provided that this clause (f) shall not apply to any Liens, levies, or assessments which a Credit Party is contesting in good faith (provided the Borrower or the applicable Property Owner has complied with the provisions of clauses (a) and (b) of Section 8.4 hereof) or which relate to current taxes not yet due and payable;

(g)            any material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(h)            a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership Law or statute is filed against any Credit Party or any Property Owner, and any such proceeding is not dismissed within forty-five (45) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership Law or statute is filed by any Credit Party or any Property Owner, or any Credit Party makes an assignment for the benefit of creditors, or any Credit Party takes any action to authorize any of the foregoing;

(i)            any Credit Party or any Property Owner voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated;

(j)            any Credit Party or any Property Owner becomes insolvent or fails generally to pay its debts as they become due;

(k)            any Credit Party or Property Owner is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(l)            a breach by any Credit Party shall occur under any material agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Credit Party and any other Person and the effect of such breach will or could reasonably be expected to have or create a Material Adverse Effect;

(m)            any Credit Party shall fail to make any payment due on any other obligation for borrowed money or shall be in breach of any agreement evidencing the lending of money and the effect of such failure or breach would result in the acceleration of any obligation, liability or indebtedness in excess of Fifty Thousand Dollars ($50,000); provided that the Credit Parties shall have fifteen (15) days to contest in good faith such breach or purported breach as long as the Credit Parties have established an adequate reserve to cover such amount and such contest is not reasonably likely to have or cause a Material Adverse Effect;

(n)            there shall be instituted in any court criminal proceedings against any Credit Party, any Operating Company or their respective Affiliates, or any Credit Party, any Operating Company or their respective Affiliates shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty, or any governmental enforcement action involving any criminal penalties or exclusion from any federal or state health care program shall have been imposed against any such Persons;

(o)            a Change of Control shall occur other than a Change of Control with respect to which the Agent has provided prior written consent, such consent to be provided in the Agent’s sole discretion;

(p)            any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); this Agreement, any of the Financing Agreements, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of any Credit Party thereto; or any Credit Party shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;

(q)            any material breach of, noncompliance with or default under any Financing Agreement by any party thereto (other than by the Agent) after expiration of any applicable notice and cure period;

(r)            institution by the PBGC, a Credit Party or any ERISA Affiliate of steps to terminate any Plan or to organize, withdraw from or terminate a Multiemployer Plan if as a result of such reorganization, withdrawal or termination, any Credit Party or any ERISA Affiliate could be required to make a contribution to such Plan or Multiemployer Plan, or could incur a liability or obligation to such Plan or Multiemployer Plan, in excess of One Hundred Thousand Dollars ($100,000), or (ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a lien under ERISA;

(s)            an “event of default” or “default” shall occur under any Real Estate Lease, any Management Agreement or any Operations Transfer Agreement after the expiration of any applicable notice and cure period therein, if any, or any Real Estate Lease, any Management Agreement or any Operations Transfer Agreement shall terminate, or Property Owners shall cease to own the Real Property owned by them as of the Closing Date (after giving effect to the Closing Date Acquisition), or a state or federal regulatory agency shall have revoked a Medicare or Medicaid qualification or any other license, permit or certificate that is material to the operation of any Facility or any portion of the Real Property as currently conducted, regardless of whether such license, permit, certificate or qualification was held by or originally issued for the benefit of any Property Owner, a lessor or any other Person, including any Operating Company;

(t)            except as may be permitted under Section 9.13 hereof, any Management Agreement shall be terminated or assigned by the Management Company or the Management Company (or its subsidiaries or affiliates) shall cease to actively manage the applicable Facility;

(u)            a Material Adverse Change shall occur;

(v)            (1) there shall occur with respect to any Facility any Medicare or Medicaid survey deficiencies at Level I, J, K, L or worse (i) which deficiencies are not cured within the amount of time permitted by the applicable reviewing agency; (ii) which result in the imposition by any Governmental Authority or the applicable state survey agency of sanctions in the form of either a program termination, temporary management, “Denial of Payment” (or similar denial) for new admission or otherwise (which continues for thirty (30) days or more) and/or closure of such Facility and (iii) which sanctions could have a Material Adverse Effect as determined by Agent in its reasonable discretion or (2) any Facility is otherwise placed on the “Special Focus Facility” list by CMS or any other Governmental Authority; or

(w)            an event of default has occurred under the Senior Mortgage Debt Documentation, the Subordinated Mortgage Debt Documentation or under the Intercreditor Agreement, which shall not have been cured or waived within any applicable grace period thereunder.

10.2.            Acceleration. Upon the occurrence of any Event of Default described in Sections 10.1(h), (i), or (j), the Commitment (if it has not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence and during the continuance of any other Event of Default, the Agent may, at its option (or, upon written request of Required Lenders shall) declare the Commitments (if they have not theretofore terminated) to be terminated and any or all of the Liabilities may, at the sole option of the Agent, and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Commitments shall immediately terminate.

10.3.            Rights and Remedies Generally. Upon the occurrence and during the continuance of any Event of Default, the Agent and Lenders shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable Laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by Law. In addition to all such rights and remedies the Agent after an Event of Default and during the continuance thereof may for cash, credit or any combination thereof, purchase all or any part of the Collateral at public or, if permitted by Law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of the Borrower then owing. Any sales of such Collateral may be adjourned from time to time with or without notice. The Agent may, in its sole discretion, cause the Collateral to remain on Borrower’s premises, at the Borrower’s expense, pending sale or other disposition of such Collateral. The Agent shall have the right after an Event of Default and during the continuance thereof to conduct such sales (with the consent of the Required Lenders) on Borrower’s premises, at the Borrower’s expense, or elsewhere, on such occasion or occasions as the Agent may see fit.

10.4.            Entry Upon Premises and Access to Information. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to enter upon the premises of Borrower where the Collateral is located without any obligation to pay rent to Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of the Agent or any agent of the Agent, for such time as the Agent may desire, in order to effectively collect or liquidate such Collateral. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to obtain access to the Borrower’s data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Agent deems appropriate. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to notify post office authorities to change the address for delivery of Borrower’s mail to an address designated by the Agent and to receive, open and process all mail addressed to Borrower to the extent such mail is in connection with accounts receivable collections provided that such action does not violate any of the Operating Companies’ residents’ rights to privacy under applicable Law.

10.5.            Sale or Other Disposition of Collateral by the Agent. Any notice required to be given by the Agent of a sale, lease or other disposition or other intended action by the Agent, with respect to any of the Collateral, which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower at the address specified in Section 12.12 hereof, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to the Borrower of any such action. The net proceeds realized by the Agent upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegal’ fees and legal expenses incurred by the Agent in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 12.2 hereof. The Agent shall account to the Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Agent’s Liens in the Collateral until the Liabilities are fully paid. TheBorrower agrees that the Agent has no obligation to preserve rights to the Collateral against any other Person. If and to the extent applicable, the Agent is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, tradestyles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any such Collateral or any Real Property, and the Borrower’s respective rights and benefits under all licenses and franchise agreements, if any, shall inure to the Agent’s benefit until the Liabilities are paid in full.

10.6.            Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower. Borrower also waives the benefit of all valuation, appraisal and exemption Laws.

10.7.            Waiver of Notice. TO THE FULLEST EXTENT PERMITTED BY LAW, UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

10.8.            Credit Bidding. Without limiting the foregoing, Borrower and Lenders hereby irrevocably authorize Agent, based upon the written instruction of the Required Lenders, to Credit Bid (as defined below) and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and Borrower shall approve Agent as a qualified bidder and such Credit Bid as a qualified bid) at any sale thereof conducted by Agent, based upon the written instruction of the Required Lenders, under any provisions of the Code, as part of any sale or investor solicitation process conducted by Borrower, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency Laws; provided, however, that (i) the Required Lenders may not direct Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (ii) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as anti-dilution and tag-along rights, (iii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities Laws) and (iv) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations).

For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted by Agent (on behalf of the Lender group), based upon the written instruction of the Required Lenders, to acquire the property of Borrower or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Agent, based upon the written instruction of the Required Lenders) of the claims and Liabilities under this Agreement and the other Financing Agreements.

11.            THE AGENT.

11.1.            Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 11.9) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Agent shall provide copies of all financial statements and projections delivered to Agent by Borrower pursuant to Section 8 hereof, and copies of all material notices delivered to Agent by Borrower either by delivering copies to each Lender by electronic mail or by posting such materials to an internet service accessible by such Lenders such as “Intralinks”. Each of Borrower and each Lender agrees that Agent may, in its sole discretion, utilize Intralinks or electronic mail for such purpose. Agent shall not otherwise, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of their Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity. Except as otherwise provided in this Section 11, the provisions of this Section 11 are solely for the benefit of Agent, the Lenders, and Borrower shall not have rights as a third-party beneficiary of any of such provisions. Each Lender acknowledges that Agent has joined in the Intercreditor Agreement for itself and on behalf of Lenders, and each Lender agrees to be bound by the terms and conditions of the Intercreditor Agreement to the extent provide in said joinder.

11.2.            Delegation of Duties. Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of a finding by a court of competent jurisdiction in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct.

11.3.            Exculpation of Agent. None of Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), (b) not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to the Agreement or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief Law or (c) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or Affiliate of Borrower, or any officer thereof, contained in this Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to this Agreement to perform its Liabilities hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of Borrower or any of Borrower’s subsidiaries or Affiliates.

11.4.            Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 11, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

11.5.            Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Agent will notify the Lenders of its receipt of any such notice. Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders in accordance with Section 10; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Lenders.

11.6.            Credit Decisions. Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower which may come into the possession of Agent.

11.7.       Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any Agent Advances and any costs or out of pocket expenses (including Attorney Costs and Taxes) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.

11.8.       Agent in Individual Capacity. Oxford and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and Affiliates as though Oxford were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Oxford or its Affiliates may receive information regarding the Borrower or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), Oxford and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Oxford were not Agent, and the terms “Lender” and “Lenders” include Oxford and its Affiliates, to the extent applicable, in their individual capacities.

11.9.       Successor Agent. Agent may resign as Agent upon 30 days’ notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and (so long as no Event of Default is then continuing) Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” means such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated (except for any indemnity payments owed to the retiring or removed Agent). After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If the Person serving as Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date.

11.10.      Collateral Matters.

(a)            Each Lender authorizes and directs Agent to enter into the other Financing Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Financing Agreements, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or other Financing Agreements which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Financing Agreements.

(b)            The Lenders irrevocably authorize Agent, at its option and in its discretion, (i) to release any Lien granted to or held by Agent under any Financing Agreement (x) upon termination of the Commitments and payment in full of all Loans and all other obligations of Borrower hereunder; (y) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including the release of any guarantor); or (z) subject to Section 12.1 if approved, authorized or ratified in writing by the Required Lenders; or (ii) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by clause (v) of the definition of Permitted Liens (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 13.2). Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 11.10. Each Lender hereby authorizes Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.

11.11.      Restriction on Actions by Lenders. Each Lender agrees that it shall not, without the express written consent of Agent, and shall, upon the written request of Agent (to the extent it is lawfully entitled to do so), set off against the Liabilities, any amounts owing by such Lender to Borrower or any Deposit Accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Financing Agreements. All enforcement actions under this Agreement and the other Financing Agreements against the Borrower or any third party with respect to the Liabilities or the Collateral may only be taken by Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Agent.

11.12.      Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent under Sections 3 and 12.2) allowed in such judicial proceedings; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Liabilities or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

11.13.      Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.14.      Payments Sent in Error.

(a)            If Agent notifies a Lender, secured party, or any other Person that has received funds on such Person’s behalf (each, a “Payment Recipient”) that Agent has determined at any time in its sole discretion that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient, whether or not known to such Payment Recipient (any such funds or portion thereof, however received or characterized, an “Erroneous Payment”) and demands the return of such Erroneous Payment, such Erroneous Payment shall at all times remain the property of Agent, be segregated by the Payment Recipient and held in trust for the benefit of Agent, and such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than two Business Days thereafter, return to Agent the amount of any such Erroneous Payment, in same day funds (in the currency so received), together with interest thereon from and including the date such Erroneous Payment was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (however received or characterized) from Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) relating thereto, (y) was not preceded or accompanied by such a notice, or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case (i) an error shall be presumed to have been made absent written confirmation from Agent to the contrary and (ii) such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than one Business Day of its knowledge of such error, notify Agent of its receipt of such payment, prepayment or repayment, the details thereof in reasonable detail and that it is so notifying Agent pursuant to this Section 11.14(ii).

(c)            Each Payment Recipient hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Financing Agreement, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that any Erroneous Payment is not recovered by Agent from or on behalf of a Lender for any reason, after demand therefor in accordance with immediately preceding clause (a) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrower or Agent, (ii) Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Agent may reflect in the Register its ownership interest in such Loans. Agent may, in its discretion, sell all or any portion of the Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by such net proceeds, and Agent shall retain all other rights, remedies and claims against any applicable Payment Recipient. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Agent may be equitably subrogated, Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Financing Agreements with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Liabilities owed by Borrower, except, in each case, solely to the extent such Erroneous Payment is comprised of funds received by Agent from Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and each Payment Recipient hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment, including waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 11.14 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender the termination of the Commitments and/or the repayment, satisfaction or discharge of any or all Liabilities under any Financing Agreement.

11.15.      Certain ERISA Matters. For the benefit of Agent, and not for Borrower or any other Credit Party, each Lender (x) represents and warrants as of the date it became a Lender and (y) covenants from the date it became a Lender to the date it ceases being a Lender:

(a)            that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more benefit plans for such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments or this Agreement; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14, PTE 95-60, PTE 90-1, PTE 91-38 or PTE 96-23, is applicable to such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments and this Agreement, (iii) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14) which made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, and the entrance into, participation in, administration and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and, to the best knowledge of such Lender, subsection (a) of Part I of PTE 84-14, or (iv) such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender; and

(b)            unless either (i) sub-clause 18.16(a)(i) is true with respect to such Lender or (ii) such Lender has provided another representation, warranty and covenant in accordance with sub-clause 18.16(a)(iv), that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Financing Agreement or any documents related hereto or thereto).

12.           MISCELLANEOUS.

12.1.        Waivers; Amendment. No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Financing Agreements shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except to the extent set forth in Section 10.8 hereof, no amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the in the interest rate as provided for in this Agreement); or (d) release any guarantor from its obligations under a guaranty, other than as part of or in connection with any disposition permitted hereunder, subordinate the obligations of any guarantor under any guaranty of the Liabilities to any other indebtedness for borrowed money or release or subordinate its liens on all or any substantial part of the Collateral granted under any of the other Financing Agreements (except as permitted by Section 11.10), change the definition of Required Lenders, any provision of Section 12.8, any provision of this Section 12.1, the provisions of Section 10.8 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case set forth in this clause (e), the written consent of all Lenders.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Financing Agreements with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Agent is not a Non-Consenting Lender, Agent and/or a Person or Persons reasonably acceptable to Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent and/or such Person or Persons, all of the Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all such Loans and Revolving Loan Commitments held by such Non-Consenting Lenders and all accrued interest, fees, expenses and other amounts then due with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender) may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Financing Agreements, then Agent and Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Financing Agreement if the same is not objected to in writing by the Required Lenders to Agent within ten Business Days following receipt of notice thereof.

12.2.       Costs and Attorneys’ Fees.

(a)            Borrower agrees to pay on demand all of the costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of the Agent’s counsel, and all UCC filing and lien search fees, and, if applicable, real estate appraisal fees, survey fees, recording, field examination (with such field examination being subject to Section 8.2) and title insurance costs, and any environmental report or analysis) in connection with the structuring, preparation, negotiation, execution, and delivery of: (i) this Agreement, the Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii)  any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any Financing Agreement or in connection herewith or therewith. Borrower further agrees that the Agent, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Loan or debit such amounts from the operating accounts of Borrower maintained with the Agent.

(b)            The costs and expenses that the Agent incurs in any manner or way with respect to the following shall be part of the Liabilities payable by the Borrower on demand if at any time after the date of this Agreement the Agent: (i) employs counsel in good faith for advice or other representation (A) with respect to the amendment, modification or enforcement of this Agreement or the Financing Agreements, or with respect to any Collateral securing the Liabilities hereunder, (B) to represent the Agent and Lenders in any work-out or any type of restructuring of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Agent, the Borrower or any other Person) in any way or respect relating to this Agreement, the Financing Agreements, Borrower’s affairs or any Collateral hereunder or (C) to enforce any of the rights of the Agent or Lenders with respect to the Borrower provided in this Agreement, under any of the Financing Agreements, or otherwise (whether at Law or in equity); (ii) takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any Collateral in accordance with the terms hereunder; and/or (iii)  seeks to enforce or enforces any of the rights and remedies of the Agent or Lenders with respect to the Borrower or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; reasonable travel costs; and courier and telecopier charges.

(c)            The Borrower further agree to pay, and to save the Agent and Lenders harmless from all liability for, any documentary stamp tax, intangible tax, or other stamp tax or taxes of any kind which may be payable in connection with or related to the execution or delivery of this Agreement, the Financing Agreements, the borrowings hereunder, the issuance of the Note or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that the Borrower shall not be liable for Agent’s or any Lenders’ income tax liabilities.

(d)            All of the Borrower’s obligations provided for in this Section 12.2 shall be Liabilities secured by the Collateral and shall survive repayment of the Loan, the end of the Post-Repayment Period or any termination of this Agreement or any Financing Agreements.

12.3.        Expenditures by the Agent. In the event the Borrower shall fail to pay taxes, insurance, audit fees and expenses, filing, recording and search fees, assessments, fees, costs or expenses which the Borrower are, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fail to keep the Collateral free from other Liens, except as permitted herein, the Agent may, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrower is charged or incurred until actually paid in full to Agent and Lenders, as applicable) and shall be part of the Liabilities of the Borrower, payable on demand and secured by the Collateral.

12.4.        Custody and Preservation of Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower shall request in writing, but failure by the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

12.5.       Reliance by the Agent and Lenders. Borrower acknowledges that the Agent and Lenders, in entering into this Agreement and agreeing to make the Loan and otherwise extend credit to the Borrower hereunder, have relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrower and the information delivered by the Borrower to the Agent and Lenders in connection herewith (including, without limitation, all financial information and data).

12.6.        Reserved.

12.7.      Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.8.        Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence and during the continuance of a Default or an Event of Default Borrower irrevocably waive the right to direct the application of any and all payments at any time or times hereafter received by Agent or any Lender from Borrower or with respect to any of the Collateral, and Borrower do hereby irrevocably agree that any and all payments or proceeds so received shall be applied to the Liabilities in such order as Agent in its sole discretion determines. All amounts owing under this Agreement in respect of Liabilities including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, shall be payable in accordance with this Section 12.8 irrespective of whether a claim in respect of such amounts is allowed or allowable in any insolvency proceeding.

12.9.        Marshalling; Payments Set Aside. The Agent shall be under no obligation to marshall any assets in favor of Borrower or any other Person or against or in payment of any or all of the Liabilities. To the extent that Borrower makes a payment or payments to the Agent or Lenders, or the Agent or Lenders enforces their respective Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy Law, state or federal Law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall automatically be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. This Section 12.9 shall survive the satisfaction and payment of the Liabilities of Borrower and the termination of this Agreement.

12.10.      Sections and Titles; UCC Termination Statements. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. At such time as all of the Liabilities shall have been indefeasibly paid in full and this Agreement shall terminate in accordance with its terms, the Agent will, upon the Borrower’s written request and at the Borrower’s cost and expense, authorize the filing of all UCC termination statements required by the Borrower to evidence the termination of the Liens in the Collateral in favor of the Agent (for the ratable benefit of Lenders and Agent) and the Agent will sign a customary payoff letter that evidences the termination of the grant of the security interest in its favor by the Borrower as provided pursuant to Section 6.1 hereof.

12.11.      Continuing Effect; Inconsistency. This Agreement, the Agent’s Liens in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Agent and Lenders, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated. To the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern. In exercising rights hereunder and under any other Financing Agreements or taking any actions herein or therein, Agent and Lenders may act through their respective employees, agents or independent contractors as authorized by Agent or Lenders.

12.12.      Notices.

(a)            General. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of (i) personal delivery to the address set forth below, (ii) in the case of electronic transmission, as set forth in clause (b) below and (iii) in the case of mailed notice, five (5) days after deposit in the United States mails, with proper postage for certified mail, return receipt requested, prepaid, or in the case of notice by Federal Express or other reputable overnight courier service, one (1) Business Day after delivery to such courier service; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice. Notices to be provided pursuant to this Agreement shall be as follows: (i) If to the Agent at: Oxford Finance LLC, 115 S. Union Street, Suite 300, Alexandria, VA 22314 Attn: Portfolio Manager (Summit Mezz Term Loan ); with a copy to: Oxford Finance LLC, 115 S. Union Street, Suite 300, Alexandria, VA 22314 Attn: Timothy Lex, COO and Executive Vice President and John Toufanian, General Counsel;; (ii) If to Borrower at: c/o Summit Healthcare REIT, Inc., a Maryland corporation, 2 South Pointe Drive, Suite 100, Lake Forrest, CA 92630. Telephone: (949) 535-1923, Facsimile: (949) 812-8173; with a copy to: Hanson Bridgett, LLP, 425 Market Street, 26th Floor, San Francisco, California, 94105, Attention: Jennifer Berland, Telephone No. (415) 995-5837; Facsimile No. (415) 995-3409; or to such other address as each party designates to the other in the manner herein prescribed.

(b)          Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email, and Internet or intranet websites) pursuant to procedures approved by Agent provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            Platform. Each Credit Party agrees that Agent may, but shall not be obligated to make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform. The Platform is provided “as is” and “as available.” Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Agent or any of its Affiliates or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Agent or its Affiliates (collectively, the “Agent Parties”) have any liability to Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Credit Party’s or Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Financing Agreement or the transactions contemplated therein which is distributed to Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

12.13.      Equitable Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at Law may prove to be inadequate relief to the Agent and Lenders. Therefore, Borrower agrees that the Agent and Lenders, if the Agent or Lenders so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.14.      Entire Agreement. This Agreement, together with the Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet or commitment letter). This Agreement may be amended or modified only by mutual agreement of the parties evidenced in writing and signed by the party to be charged therewith. Time is of the essence hereof with respect to the Borrower’s obligations hereunder. The Recitals hereto are hereby incorporated into this Agreement by this reference thereto.

12.15.      Assignments; Participations.

12.15.1.            Assignments.

(1)            Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans, with the prior written consent of Agent, and, so long as no Event of Default exists, Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender (other than a Defaulting Lender) or an Affiliate of a Lender (other than an Affiliate of a Defaulting Lender) or an Approved Fund (other than an Approved Fund of a Defaulting Lender)). Except as Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Loans held by the assigning Lender (provided, that an assignment to a Lender, an Affiliate of a Lender or an Approved Fund shall not be subject to the foregoing minimum assignment limitations). The Credit Parties and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit B hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. Notwithstanding anything herein to the contrary, no assignment may be made to (i) Borrower, (ii) any other Credit Party, (iii) Immediate Parent, (iv) any Property Owner, (v) Summit, (vi) any direct or indirect equity holder of a Credit Party or any other Person that owns, directly or indirectly, five percent (5%) or more of any class of equity in Borrower, any Affiliate of Borrower or any other Credit Party, (vii) any holder of Subordinated Debt or any Indebtedness that is secured by Liens that have been contractually subordinated to the Liens securing the Liabilities or (viii) any Affiliate of any of the foregoing Persons without the prior written consent of Agent, which consent may be withheld in Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans which may be held by such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Any attempted assignment not made in accordance with this Section 12.15.1 shall be treated as the sale of a participation under Section 12.15.2. Borrower shall be deemed to have granted their consent to any assignment requiring its consent hereunder unless Borrower have expressly objected to such assignment within three (3) Business Days after notice thereof. In no event shall any assignment be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(2)            From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s outstanding Loans (and, as applicable, a Note in the principal amount of the Loan retained by assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Agent of such Note(s), the assigning Lender shall return to Borrower any prior Note held by it.

(3)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.15.2.            Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender and (d) each Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrower, a register (the “Participation Register”) as to the participations granted and transferred under this Section 12.15.2 containing the same information specified in Section 12.15.2 on the Register as if the each participant were a Lender, and no participation may be transferred except as recorded in such Participation Register. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Notwithstanding anything herein to the contrary, no participation may be sold to Summit, Immediate Parent, Borrower, any Property Owner or any direct or indirect equity holder of a Credit Party, any holder of any Subordinated Debt of a Credit Party, any holder of any Debt that is secured by liens and security that have been contractually subordinated to the liens and security interests securing the Liabilities or any Affiliate of any of the foregoing Persons without the prior written consent of Agent, which consent may be withheld in Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans which may be participated such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Each Credit Party agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as such Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with such Lender, and such Lender agrees to share with each Participant, on a pro rata basis. Borrower also agree that each Participant shall be entitled to the benefits of Section 3.7 or 3.8 as if it were Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 3.7 or 3.8 than would have been paid to such Lender on such date if no participation had been sold).

12.15.3.            Register. Agent shall, as a non-fiduciary agent of Borrower, maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender and principal and stated interest of each Loan owing to each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. Each Lender granting a participation shall, as a non-fiduciary agent of Borrower, maintain a register containing information similar to that of the Register in a manner such that the loans hereunder are in “registered form” for the purposes of the Code. This Section and Section 12.15.2 shall be construed so that the Loans are at all times maintained in “registered form” for the purpose of the Code and any related regulations (and any successor provisions).

12.16.      Indemnity. Borrower agrees to defend, protect, indemnify and hold harmless the Agent, each Lender and each and all of their respective officers, directors, employees, attorneys, affiliates, and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Parties shall be designated by a party thereto, or otherwise), which may be imposed on, incurred by, or asserted against any Indemnified Party (whether direct, indirect or consequential, and whether based on any federal or state Laws or other statutory regulations, including, without limitation, securities, environmental and commercial Laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the making and the management of the Loan (including, without limitation, any liability under federal, state or local environmental Laws or regulations) or the use or intended use of the proceeds of the Loan hereunder; provided, that the Borrower shall not have any obligation to any Indemnified Party hereunder with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party as determined by a final, non-appealable judgment by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any Law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law, to the payment and satisfaction of all matters incurred by the Indemnified Parties. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties shall be paid to the Indemnified Parties on demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified Parties until paid by the Borrower, be added to the Liabilities, and be secured by the Collateral and the Real Property. The provisions of and undertakings and indemnifications set out in this Section 12.16 shall survive the satisfaction and payment of the Liabilities of the Borrower and the termination of this Agreement.

12.17.      Representations and Warranties. Notwithstanding anything to the contrary contained herein, each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Loan and the repayment of the Liabilities hereunder.

12.18.     Counterparts; Electronic Signatures. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the other Financing Agreements, be submitted to Agent in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Agent, “Approved Electronic Form” means an Electronic Form that has been approved by Agent (which approval has not been revoked or modified by Agent) and “Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, internet portal or other Platform. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Financing Agreements. Approved Electronic Communications that do not bear or are not readily capable of bearing either a signature or a reproduction of a signature shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party or the company transmitting the Approved Electronic Communication), and Agent and Lenders are entitled to rely on such Approved Electronic Communications as signed. Each of the Credit Parties, Agent and the Lenders hereby acknowledge and agree that the use of Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each assumes and accepts such risks by hereby authorizing each of Agent, each Lender and each of their Affiliates to accept and transmit Approved Electronic Communications.

12.19.      Limitations of Liability of Agent and each Lender. It is hereby expressly agreed that:

(a)            The Agent and each Lender may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. The Agent and each Lender shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;

(b)            The Agent and each Lender shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or Law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with the Agent or such Lender’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, except as required by applicable Law, the Agent and each Lender shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrower; and

(c)            The Agent and each Lender shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements, provided that Agent and Lenders shall in no event be liable for, and Borrower hereby waives, any and all claims for consequential or punitive damages.

12.20.      Borrower Authorizing Accounting Firm. Borrower shall authorize their accounting firm and/or service bureaus to provide Agent with such information as is requested by Agent in accordance with this Agreement. Borrower authorizes Agent upon prior written notice to the Borrower to, at any time while a Default or Event of Default exists or, if a Default or Event of Default does not exist, upon prior written consent of the Borrower, contact directly any such accounting firm and/or service bureaus to obtain such information.

12.21.      Confidentiality. Agent and each Lender shall hold all non-public information regarding the Borrower and obtained by Agent and such Lender, as applicable, pursuant hereto confidential and shall not disclose any such information, except that disclosure of such information may be made (i) to Agent’s and such Lender’s agents, employees, subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loan or Liabilities, provided that any such Persons shall have agreed to be bound by the provisions of this Section 12.21, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, investigation or proceeding, (iv) as may be required in connection with the examination, audit or similar investigation of such Person and (v) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section 12.21, “Securitization” shall mean a public or private offering by Agent, Lenders or any of their respective Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in party, by the Loan. Confidential information shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than the Borrower or an Affiliate of Borrower (or Borrower’s accountants, attorneys or other advisors or agents), provided Agent or, as applicable, a Lender does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and each Lender under this Section 12.21 shall supersede and replace the obligations of Agent and such Lender, as applicable, under any confidentiality agreement in respect of this financing executed and delivered by Agent prior to the date hereof.

12.22.      Customer Identification - USA Patriot Act Notice; Compliance with Anti-Terrorism Orders. The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Agent’s and such Lender’s policies and practices, the Agent and such Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Agent and such Lender to identify the Borrower in accordance with the Patriot Act. In addition, Borrower shall (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower is or shall be listed on the OFAC Lists, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act Laws and regulations, as amended. Borrower shall not permit the transfer of any interest in Borrower to any Person (or any beneficial owner of such entity) who is listed on the OFAC Lists. Borrower shall not knowingly enter into a lease with any party who is listed on the OFAC Lists. Borrower shall immediately notify the Agent and Lenders if Borrower has knowledge that any other Credit Party, manager or any member or beneficial owner of a Credit Party is listed on the OFAC Lists or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower shall immediately notify the Agent and Lenders if Borrower know that any of their Affiliates is listed on the OFAC Lists or (A) is convicted on, (B) pleads nolo contendere to, (C) is indicted on or (D) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Agent and, if applicable, each Lender may immediately contact the Office of Foreign Assets Control and any other Governmental Authority that the Agent or, if applicable, such Lender deems appropriate in order to comply with its obligations under any Law, regulation, order or decree regulating or relating to terrorism and international money laundering.

12.23.     SUBMISSION TO JURISDICTION; WAIVER OF VENUE. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)            SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF;

(b)            CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; AND

(c)            AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SET FORTH ABOVE OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING HEREIN SHALL AFFECT THE AGENT’S OR ANY LENDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE AGENT’S OR ANY LENDER’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.

12.24.      GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

12.25.     JURY TRIAL. BORROWER, THE AGENT, AND EACH LENDER HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE FINANCING AGREEMENTS. THE AGENT, EACH LENDER AND THE BORROWER AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

12.26.      Acknowledgement and Consent to Bail-in of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) any effects of any Bail-in Action on any such liability.

The following terms have the following meanings:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

[Signature Page Follows]

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the day and year first above written.

BORROWER:

SUMMIT GEORGIA HOLDINGS LLC

By:	SUMMIT HEALTHCARE REIT, INC., a Maryland corporation, its Manager

	By:	/s/
	Name:	Elizabeth Pagliarini
	Title:	Chief Operating Officer and Chief Financial Officer

Signature Page to Mezzanine Term Loan and Secuirty Agreement

AGENT:

OXFORD FINANCE LLC, a Delaware limited liability company, as Agent

By:	/s/
Name:	Colette H. Featherly
Title:	Senior Vice President

LENDERS:

OXFORD FINANCE LLC, a Delaware limited liability company, as a Lender

By:	/s/
Name:	Colette H. Featherly
Title:	Senior Vice President

ANNEX A

COMMITMENTS

Oxford Finance LLC         $12,750,000.00

SCHEDULE 3.6

PROPERTY COST BASIS

Entity/Property
Summit CALHOUN LLC/Calhoun Facility	$7,670,498
Summit CARTERSVILLE LLC/Cartersville Facility	$13,547,893
Summit CHATSWORTH LLC/Chatsworth Facility	$29,785,441
Summit decatur LLC/Decatur Facility	$15,639,847
Summit FAIRBURN LLC/Fairburn facility	$14,643,678
Summit FLOWERY BRANCH LLC/flowery branch facility	$14,743,295
Summit JASPER LLC/jasper facility	$10,061,303
Summit STONE MOUNTAIN LLC/stone mountain facility	$23,908,046

The aggregate amount ($130,000,000) set forth above for all Facilities and Property Owners shall be increased by the amount, if any, in excess of $130,000,000 that is the aggregate Property Owner’s capitalized cost of the Facilities as a result of (i) expenses set forth on the closing settlement statements for the acquisition of the Facilities and the closing of the Loan, the Senior Mortgage Loan and the Subordinated Mortgage Loan, all as closed concurrently herewith, and (ii) legal expenses and up to $250,000 of other expenses incurred in connection therewith but not included in such settlement statements; all (other than legal expenses) as reasonably approved by Agent (collectively, the “Acquisition/Financing Expenses”). Such aggregate increase shall be allocated on a prorata basis among the Facilities and Property Owners based upon the amounts set forth above for each Facility and Property Owner; provided, any such expenses shall be submitted by Borrower to Agent in reasonable detail within forty-five days following the date hereof.

SCHEDULE 7.15

LICENSED BED CAPACITY

•	GACalhoun SNF LLC- Permit No. 1-064-2136 issued by the Georgia Department of Public Health in the name of Calhoun Health Care Center for 100 beds of skilled nursing operation.

•	GAChatsworth SNF LLC-Permit No. 1-105-2137 issued by the Georgia Department of Public Health in the name of Chatsworth Health Care Center for 120 beds of skilled nursing operation.

•	GADecatur SNF LLC-Permit No. 1-044-2138 issued by the Georgia Department of Public Health in the name of East Lake Arbor for 103 beds of skilled nursing operation.

•	GAFairburn SNF LLC-Permit No. 1-060-2139 issued by the Georgia Department of Public Health in the name of Fairburn Health Care Center for 120 beds of skilled nursing operation.

•	GAJasper SNF LLC-Permit No. 1-112-2140 issued by the Georgia Department of Public Health in the name of Grandview Health Care Center for 60 beds of skilled nursing operation.

•	GACartersville SNF LLC-Permit No. 1-008-2141 issued by the Georgia Department of Public Health in the name of Maple Ridge Health Care Center for 74 beds of skilled nursing operation.

•	GAStone Mountain SNF LLC-Permit No. 1-441-2142 issued by the Georgia Department of Public Health in the name of Rosemont at Stone Mountain for 149 beds of skilled nursing operation.

•	Willowwood PAC LLC - Permit No. 1-069-2159 issued by the Georgia Department of Public Health in the name of Willowwood Healthcare and Rehabilitation for 100 beds of skilled nursing operation.

SCHEDULE 7.22

CAPITALIZATION

Entity	Jurisdiction	Organizational Identification Number	Holder of Capital Securities	Percentage of Outstanding Interests
Summit CALHOUN LLC	Georgia		Borrower	100%
Summit CARTERSVILLE LLC	Georgia		Borrower	100%
Summit CHATSWORTH LLC	Georgia		Borrower	100%
Summit decatur LLC	Georgia		Borrower	100%
Summit FAIRBURN LLC	Georgia		Borrower	100%
Summit FLOWERY BRANCH LLC	Georgia		Borrower	100%
Summit JASPER LLC	Georgia		Borrower	100%
Summit STONE MOUNTAIN LLC	Georgia		Borrower	100%